UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No._____)

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Eagle Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Annual Meeting Of Shareholders Will Be Held At:

The Bethesda Marriott Hotel

5151 Pooks Hill Road

Bethesda, Maryland 20814-2432

on Thursday, May 12, 2016 at 10:00 A.M. EDT

To The Shareholders of Eagle Bancorp, Inc.:

Proxy Statement

The Board of Directors of the Eagle Bancorp, Inc. is soliciting your proxy for use at the Annual Meeting of Shareholders, to be held at 10:00 A.M. EDT on Thursday, May 12, 2016, and at any adjournment or postponement of the meeting. This proxy statement and proxy card are being sent to shareholders of the Company on or about April 2, 2016 to shareholders of record as of March 16, 2016, the record date for the meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which includes our audited financial statements, also accompanies this proxy statement.

In this proxy statement, we refer to (a) Eagle Bancorp, Inc. as the “Company,” “Eagle,” “we” or “us,” (b) the Board of Directors as the “Board” or “Board of Directors” and (c) EagleBank, our wholly owned subsidiary, as “EagleBank” or the “Bank.”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 12, 2016. A copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2015, and our Report to Shareholders is available online at http://viewproxy.com/eaglebankcorp/2016.

Notice of Meeting:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”), will be held for the following purposes:

1.          To elect eight directors to serve until the 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.          To consider and approve an amendment to the Company’s Articles of Incorporation to require that directors of the Company be approved by majority vote in uncontested elections;

3.          To consider and approve the adoption of the Company’s 2016 Stock Plan;

4.          To ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2016;

5.          To vote on a non-binding advisory resolution approving the compensation of our named executive officers; and

6.          To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on March16, 2016 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered shareholders may vote:

•                 By Internet: go to www.cesvote.com;

•                 By toll-free telephone: call 1 (888) 693-8683; or

•                 By mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are not registered in your name, please see the voting instructions provided by your recordholder on how to vote your shares. You will need additional documentation from your recordholder in order to vote in person at the meeting.

By Order of the Board of Directors,

Jane E. Cornett, Corporate Secretary

April 1, 2016

Proxy Statement

When and where is the meeting being held?
The meeting is being held at 10:00 A.M., EDT on Thursday, May 12, 2016, at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland.
What am I being asked to vote on at the meeting?

You are being asked to vote on five proposals at the meeting:

1.    the election of eight directors for a one year term until the 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.    the approval of an amendment to the Company’s Articles of Incorporation to require that directors of the Company be approved by majority vote in uncontested elections;

3.    the approval of the Company’s 2016 Stock Plan;

4.    the ratification of the appointment of Stegman & Company as the Company’s independent registered public accountants for the year ended December 31, 2016; and

5.    a non-binding advisory resolution approving the compensation of our named executive officers.

How does the Board recommend I vote?

The Board unanimously recommends that you vote:

•      FOR the election of all of the nominees for election as director,

•      FOR the amendment to the Articles of Incorporation,

•      FOR the approval of the 2016 Stock Plan,

•      FOR the ratification of accountants, and

•      FOR the nonbinding resolution approving our named executive officer compensation.

Who is entitled to vote at the meeting?

Only shareholders of record of the Company’s common stock, par value $0.01 per share (the “common stock”), at the close of business on March 16, 2016, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 33,579,314 shares of common stock outstanding, held by approximately 16,340 total shareholders, including 940 shareholders of record. The common stock is the only class of securities entitled to vote at the meeting.

If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting, or vote by proxy, using any of the following three methods to submit your proxy:

•      by Internet: go to www.cesvote.com and follow the instructions provided;

•      by toll-free telephone: call 1 (888) 693-8683; or

•      by mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held in an account at a broker, bank or other nominee (collectively, your “broker”), rather than in your name, then you are a beneficial owner of “street name” shares, and these proxy materials are being forwarded to you by your broker. Only your broker is entitled to vote your shares at the meeting or submit a proxy. (Please see the next question for important information regarding voting by your broker.) As a beneficial owner, you are entitled to direct your broker how to vote your shares. You will need to follow the directions your broker provides you and give the broker instructions as to how the broker should vote your shares by following the instructions you received with your copy of this proxy statement. If you want to vote your shares held in street name at the meeting, you will need to obtain a “legal proxy” from your broker authorizing you to vote your shares. A brokerage statement or the voting instruction form you receive from your broker will not allow you to vote in person at the meeting.  Please note that your broker may have a deadline for submitting voting instructions which is earlier than the deadline for voting for recordholders.

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy, by Internet, telephone or mail, or to instruct your broker how to vote, in order to ensure the presence of a quorum.

Will my broker vote my shares for me?

Under the rules of the New York Stock Exchange applicable to its member firms, your broker will not vote your shares on the election of directors, the approval of the 2016 Stock Plan or the advisory resolution on executive compensation unless they receive instructions from you. If you hold your shares through a broker, it is extremely important that you instruct your broker how to vote your shares. The election of directors (even if not contested) and the non-binding advisory vote on executive compensation are not considered “routine” matters. As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

How many votes do I have?

You have one vote for each share of common stock you hold as of the record date on each matter submitted for the vote of shareholders. You do not have the right to cumulate votes in the election of directors.

What is the quorum requirement for the meeting?
The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.
How will proxies be voted and counted?

Properly executed proxies received by the Company in time to be voted at the meeting will be voted as you specify. If you do not specify how you want your shares voted, proxies will be voted FOR the election of all the nominees for election as directors, FOR the amendment to the Articles of Incorporation, FOR the adoption of the 2016 Stock Plan, FOR the ratification of the appointment of Stegman & Company, and FOR the non-binding advisory resolution approving the compensation of our named executive officers. We do not know of any other matters that will be brought before the meeting. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The inspector of election appointed for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker advises the Company that it cannot vote on a matter because the beneficial owner has not provided voting instructions and it does not have discretionary voting authority on a particular matter, this is a “broker non-vote” with respect to that matter.  Shares subject to broker non-votes will be counted as shares present or represented at the meeting for purposes of determining whether a quorum exists; however, such shares will not be considered as present or voted with respect to the matters on which the broker does not have the power to vote.

Can I revoke my proxy after I submit it?

Yes. You may revoke your proxy or change your vote at any time before it is voted at the meeting by:

•      granting a later proxy with respect to the same shares;

•      sending written notice to Jane E. Cornett, Corporate Secretary of the Company, 7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814 at any time prior to the proxy being voted; or

•      voting in person at the meeting.

Your attendance at the meeting will not, in itself, revoke your proxy. If your shares are held in the name of your broker, please see the voting form provided by your broker for additional information regarding the voting of your shares.

What votes are required to approve the election of directors and the other proposals?

Under Maryland law and our current bylaws, directors are elected at this Annual Meeting by a plurality of the votes cast in the election, in the order of the number of votes received. Approval of the amendment to the Articles of Incorporation requires the vote of at least two-thirds of the outstanding shares of common stock. Each of the other proposals requires a majority of the votes cast on that matter in order to be approved.

How are proxies being solicited?

Proxies may also be solicited personally or by telephone by officers, regular employees or directors of the Company or its subsidiary, EagleBank, who will not receive any special compensation for their services in soliciting proxies. Additionally, we have engaged Alliance Advisors, LLC (“Alliance”), a proxy solicitation firm, to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Alliance a base fee of $5,500, plus per-call fees and reimbursement of its out-of-pocket expenses, for its services. We may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals. The cost of this proxy solicitation is being paid by the Company.

How can I find out the results of the voting at the annual meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting ends. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days after the day final results are available.

What does it mean if I receive more than one set of materials?

This means you hold shares of common stock in more than one way. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations you may receive multiple sets of proxy materials. In order to vote all the shares you own, you must either complete, sign, and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards voting forms you receive.  Each proxy card you received came with its own prepaid return envelope. If you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Why aren’t all of the shareholders who are in my household getting their own copy of the proxy materials?

In some cases, only one copy of the proxy statement and the annual report is delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, you should submit a written request to: Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814, or by calling (301) 986-1800. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of shareholder mailings and who would prefer to receive a single copy of such materials may let us know by directing that request to us in the manner provided above.

Proxy Statement Summary

Introduction

Eagle Bancorp, Inc. is the parent company of EagleBank. The Bank operates as a community bank alternative to the super-regional financial institutions which dominate its primary market area. The cornerstone of the Bank’s philosophy is to provide superior, personalized service to its clients. The Bank focuses on relationship banking, providing each client with a number of services, familiarizing itself with, and addressing itself to, client needs in a proactive, personalized fashion. Management believes that the Bank’s target market segments, including small to medium-sized for profit and non-profit businesses and the consumer base working or living in and near the Bank’s market area, demand the convenience and personal service that an independent locally based financial institution such as the Bank can offer. It is these themes of convenience and proactive personal service that form the basis for the Bank’s business development strategies.

Our Mission

We have a mission to be the most respected and profitable community bank. To do this, we put relationships first to the delight of our customers, employees and shareholders and relentlessly deliver the most compelling service and value.

Our Values

Flexible

We begin our relationships based on our time-tested tradition of listening to our customer, collaborating with colleagues and designing a comprehensive, creative solution that brings value to and appreciation from our customer. We enhance the relationship with empowered ‘YES, We Can’ service and live up to our strong belief that formulas do not make good banking sense, relationships do. We are entrepreneurial – it is our differentiator.

Involved

We build our relationships by developing a rapport that is based on partnership, mutual respect and a desire to delight. We are unwavering in our commitment to the goals and growth of our customers, colleagues and community through volunteerism. We believe that doing the little extras and staying involved with our customer demonstrates our difference.

Responsive

We shape our relationships by taking ownership for being ever-responsive, from beginning to end, day in and day out. We understand that reliable, accurate and time-sensitive communication is fundamental to preserving reputation and relationships, internally and externally.

Strong

We strengthen our relationships each time we are called upon for our expertise and know-how. We are committed to enhancing our professional knowledge in order to remain credible, current and strong partners with our customers, colleagues and community. Our history of sustaining a well-capitalized and profitable position emphasizes our strength and reinforces our relationships.

Trusted

We uphold our relationships with honesty, openness and reliability. We can be counted on to do “the right thing.” We understand that underlying a sound, long-lasting relationship is the essential element of trust. Trust can be lost in a moment, so we are vigilant in our actions and words.

Eagle Bancorp, Inc. at a Glance - 2015

What Did We Accomplish?

•      Successfully integrated the acquisition of Virginia Heritage Bank;

•      Consummated an offering of $100 million of common stock;

•      Entered into a ten-year support relationship with George Mason University, Fairfax, Virginia (which, among other things, resulted in the Patriot Center being renamed the EagleBank Arena); and

•      Redeemed the Company’s Small Business Lending Fund (“SBLF”) preferred stock prior to the dividend rate thereon jumping to 9%.

How Did We Perform?

•      Assets grew to $6.1 billion. EagleBank is the largest community bank founded in the Washington, DC area.

•      2015 continued a trend of strong and sustained underlying financial performance across each line of business (diluted EPS growth of 28.2%).

•      One-year and three-year Total Shareholder Return (42.1% and 178.1%) substantially outperformed industry.

•      Return on Average Assets grew 13.7% last year, to 1.49%.

•      Capital position was strengthened and streamlined with redemption of SBLF preferred stock and with $100 million common stock offering.

How Did We Pay our Named Executive Officers (NEOs)?

•      Enhanced a disciplined and balanced framework in response to shareholder feedback by eliminating the discretionary component of, and adding payment caps to, the Senior Executive Incentive Plan (occasionally referred to as the “SEIP”), our cash incentive plan.

•      Paid our named executive officers (“NEOs”) commensurate with 2015 performance and appropriately situated relative to peers.

•      Added a performance-vested share component to our long term incentive plan, effective 2016.

What are Our Pay Practices and Perspective?

•      NEO compensation components are decided through goal-based cash bonuses and equity-based compensation that align our executives’ interests with shareholder interests.

•      Executives do not receive any significant special perks or gross-ups.

•      Compensation is awarded based on strong corporate governance and independent board oversight.

•      Compensation plans reflect valued feedback from shareholder engagement efforts.

•      Pay policies are consistent with best practices, including maintaining a sound set of compensation principles, managing our equity awards responsibly and closely monitoring competitors and market opportunities for our executives.

How Do We Address Risk?	• We impose clawback/recovery provisions. • We continue our extensive risk assessment process. • In 2016, we adopted Share Ownership, Anti-Hedging and Pledging Policies.
Why Should our Shareholders Approve our “Say on Pay” Advisory Vote?

•      Our 2015 performance represents outstanding performance compared to our performance goals and peer group performance. (See Peer Table, page 44).

•      Pay is commensurate with Company and individual performance, and peers.

•      Pay programs were revised in 2015 and will continue to evolve in 2016 in response to shareholder feedback.

•      Pay practices and policies are aligned with interests of shareholders.

•      Pay is subject to extensive risk and control features.

Shareholder Engagement and How We’ve Responded

Investor Outreach

We value the opinion of our shareholders and look forward to a continued, open dialogue on compensation and governance matters relevant to our business. As a result of last year’s advisory Say-on-Pay vote, which received the support of 48.7% of votes cast, we enhanced our shareholder outreach efforts beyond those that have been made in the past several years. In the fall of 2015, we reached out to our top 30 shareholders in order to gather feedback regarding our executive compensation program and disclosures, and had substantive discussions with almost half of them. The input we did receive ranged the full spectrum, from being very complimentary to expressing concerns about certain aspects of our compensation plan design and/or desiring greater transparency in our proxy statement regarding plan philosophy and the meeting of goals.

Some of the positive feedback reinforced our high level of insider ownership and alignment with shareholders, with some investors noting a particular comfort that our Chief Executive Officer holds a significant number of shares. (In fact, Ronald Paul, our Chairman and Chief Executive Officer, and his family interests own or control shares representing, as of December 31, 2015, over 90 times his 2015 base salary.) There was general support that total direct compensation, including that of our Chief Executive Officer, aligns with performance.

On the other hand, some investors expressed a desire for us to eliminate the discretionary line item within the SEIP, have caps on how much an executive can earn under the SEIP, add a long term equity incentive plan tied to future multi-year Company performance, and generally to provide more details in our disclosures on how the Compensation Committee made its decisions. There was also concern expressed over the allocation of executive incentive compensation between cash and equity.

We also held conversations with two prominent shareholder advisory firms, to further appreciate their policies and perspectives.

We listened carefully and have made many substantial changes to our compensation and governance practices effective to the Say-on-Pay vote and to the subsequent shareholder engagement for 2016 (including relating to 2015) as a result of feedback from our shareholders. Below we summarize the feedback, and how we responded. Greater detail can be found later in this proxy statement, in the Compensation Discussion and Analysis section starting on page 29.

WHAT WE HEARD:	WHAT WE DID:
Compensation Program, Practices and Disclosure
Add a performance-based component to our long term incentive plan for executive officers.

The Committee adopted a performance-based component to the Long Term Incentive Plan that will incorporate performance shares starting with the 2016 equity grants. Performance shares will vest based on our relative performance as compared to the banks comprising the KBW NASDAQ Regional Banking Index (KRX) over a three year period for:

•                  Earnings Per Share (“EPS”) growth,

•                  Return on Average Assets (“ROAA”), and

•                  Total Shareholder Return (“TSR”).

To facilitate transition to the new program, the performance shares will represent approximately 35% of a named executive officer’s total equity compensation for 2016, the first year.  The Compensation Committee expects the weight to increase to 50% of total long term incentive opportunity by 2018.

The short-term Senior Executive Incentive Plan should include absolute caps on bonuses eligible to be earned, to minimize the risk of decisions being made at the expense of long term perspectives.	We have adopted caps in the SEIP.

The short-term Senior Executive Incentive Plan should not have a line item for discretionary awards, although the Compensation Committee always has the right outside of the Plan to exercise its discretion.

We have eliminated the line item inside the SEIP for a discretionary component. (No discretionary awards were made to named executive officers for 2015 performance.)
The proxy statement should explain the process of compensation awarded to each named executive officer in greater detail than in previous years.	This year’s proxy statement describes the philosophy and procedures utilized by the Compensation Committee in making the awards.

The proxy statement should not just state whether a named executive officer’s goal was met or exceeded, but include the underlying details and rationale to allow shareholders to independently reach the conclusion that a NEO met or exceed the stated goal.

This year’s proxy statement includes greater details and the rationale for our pay decisions.
Company directors and all executive officers should be subject to certain minimum Company stock ownership requirements, affording each of them time to satisfy the requirement.

The Company adopted a policy requiring the following ownership requirements:

CEO:  6 times base salary

Directors:  3 times annual retainer/base fee

Executive Officers:  2 times base salary

Directors and executive officers subject to the policy have five years after they commence service to satisfy the requirement; Those serving as of the implementation of the policy have until December 31, 2020. See page 13 for current insider ownership levels.

We note that our CEO already is the largest individual shareholder in the Company, with aggregate family holdings as of December 31, 2015 representing over 90 times his 2015 base salary.

Board/Governance Practices
Some shareholders did not view Messrs. Pincus and Summers as “independent” and therefore believed that they should not serve on any of the Audit, Compensation or Governance & Nominating Committees.

Mr. Pincus stepped down from the Audit, Compensation and Governance & Nominating Committees, effective December 31, 2015, while remaining a director and Vice Chairman of the Company Board of Directors and that of EagleBank, and certain EagleBank board committees.

Mr. Summers resigned from Board service, effective December 31, 2015.

Company directors and all executive officers should be subject to a policy addressing hedging of Company stock.	The Company adopted a policy prohibiting hedging by directors and executive officers.
Company directors and all executive officers should be subject to a policy addressing pledging of Company stock.

The Company adopted a policy limiting pledging by directors and executive officers to one-half of applicable holdings, and that the value of such pledged stock cannot exceed 25% of the person’s net worth.

There should be diversity on the Company Board of Directors, with an emphasis on gender diversity.

The Company desires to increase diversity on the Company Board of Directors. It will use the EagleBank Board of Directors as a means for directors to learn about EagleBank and the industry, and gain experience and knowledge, with the opportunity to be nominated later for service on the Company Board of Directors. We note the recent addition to the Bank Board of Joanne Kay DiMeglio and the intention (described below) to add Lynn Hackney to the Bank Board.

Directors in uncontested elections should require a majority vote to be elected.	The Company has proposed (Proposal 2) that shareholders approve an amendment to the Company’s Articles of Incorporation requiring a majority vote for a director in an uncontested election.
We found the shareholder engagement to be a valuable exercise for the Company, and we will continue such efforts during 2016 and beyond.

Evolution of Equity Awards

In response to shareholder engagement, the Company enhanced its long-term incentive plan to include performance-vested shares, effective in 2016 for the three year period 2016-2018.

	2015	2016	2017 (Projected-Subject to Committee Action in 2017)
Form of Grant	100% Time-vested restricted stock	35% Performance-vested restricted stock units 65% vested restricted stock	40% Performance-vested restricted stock units 60% Time-vested restricted stock
Performance Metrics for Long Term Equity Award	N/A	Relative to KRX Index: EPS growth ROAA TSR	Relative to KRX Index: EPS growth ROAA TSR
Performance Assessment	Company 2014 performance was considered in award grants, but no future performance metrics were included	Relative performance over a single 3 year period, 2016-2018	Relative performance over a single 3 year period, 2017-2019
Vesting Period	Time-vested: 3 equal annual installments Performance-vested: N/A	Time-vested: 3 equal annual installments Performance-vested: Single 3 year period	Time-vested: 3 equal annual installments Performance-vested: Single 3 year period

Performance-Vested Shares

For awards of performance-vested shares made in February 2016 relating to 2015 performance, the Company’s performance relative to the Index in the following performance measures will determine whether the awards are earned at the end of the 2016-2018 three year period.

Metric	Percentage of Total Award	Threshold	Target	Maximum
Average Annual Earnings Per Share Growth	33 1/3%	Median	62.5% Percentile	75% Percentile
Average Annual Total Shareholder Return	33 1/3%	Median	62.5% Percentile	75% Percentile
Average Annual Return on Average Assets	33 1/3%	Median	62.5% Percentile	75% Percentile
Payout Range (% of Target)	100%	50%	100%	150%

Voting Securities and Principal Shareholders

Securities Ownership of Directors, Nominees, Officers and Certain Beneficial Owners

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, its executive officers whose compensation is disclosed in this proxy statement, and by its directors and all executive officers as a group, as of March 16, 2016. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Unvested shares of restricted stock are included in ownership amounts. Except as set forth below, the Company knows of no other person or persons who may beneficially own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Name	Position	Number of Shares	Percentage(1)

Directors

Leslie M. Alperstein, Ph.D.	Director of Company and Bank	86,574	0.26%
Dudley C. Dworken	Director of Company and Bank	234,500 (2)	0.70%
Harvey M. Goodman	Director of Company and Bank	132,693 (3)	0.40%
Ronald D. Paul	Chairman, President and Chief Executive Officer of Company, Chairman and Chief Executive Officer of Bank	1,834,484 (4)	5.45%
Robert P. Pincus	Vice Chairman of Company and Bank	203,152 (5)	0.60%
Norman R. Pozez	Director of Company and Bank	169,060 (6)	0.50%
Donald R. Rogers	Director of Company and Bank	104,022 (7)	0.31%
Leland M. Weinstein	Director of Company and Bank	132,349 (8)	0.39%

Other Named Executive Officers

James H. Langmead	Executive Vice President, Chief Financial Officer of Company and Bank	88,941(9)	0.26%
Antonio F. Marquez	Executive Vice President, Chief Lending Officer – Commercial Real Estate of Bank	19,938 (10)	0.06%
Susan G. Riel	Executive Vice President of Company; Senior Executive Vice President, Chief Operating Officer of Bank	173,874 (11)	0.52%
Janice L. Williams	Executive Vice President, Chief Credit Officer of Bank	72,204 (12)	0.21%

All Directors and Executive Officers as a Group (15 persons)		3,370,944 (13)	9.99%

Other 5% Shareholders
Goldman Sachs Asset Management, LP		2,398,030 (14)	7.1%

Footnotes

(1)

Represents the percentage of 33,579,314 shares issued and outstanding as of March 16, 2016, except with respect to (a) individuals holding options exercisable within 60 days of that date, in which event, represents the percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of March 23, 2015, and (b) all directors and executive officers of the Company as a group, in which case represents the percentage of shares issued and outstanding plus the number of shares for which those persons hold such options. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(2)

Includes 74,461 shares held in a trust of which Mr. Dworken is beneficiary, 23,544 shares held jointly, 34,062 shares held in pension or retirement accounts, 68,092 shares held by relatives sharing the same household and 16,216 shares held by or in trust for the benefit of a member of his family.

(3)

Includes shares held jointly with Mr. Goodman’s spouse, 3,000 shares held for members of his family, 4,818 shares held in profit or retirement accounts for his benefit, 2,330 shares held by an estate over which Mr. Goodman has voting power, and 306 shares held as trustee.

(4)

Includes options to purchase 71,413 shares of common stock. An aggregate of 219,000 shares are pledged as collateral, which represents 11.91% of holdings by Mr. Paul and his family. Includes 85,979 shares held by a charitable foundation over which Mr. Paul shares voting and investment power. Includes 15,000 shares held by a defined benefit plan over which Mr. Paul shares voting and investment power. Does not include 169,489 shares of common stock contributed to Charitable Lead Annuity Trusts in which Mr. Paul has a residual interest, but as to which he does not have or share voting or dispositive power. Mr. Paul’s business address outside the bank is c/o Ronald D. Paul Companies, Inc. 4416 East West Highway, Bethesda, Maryland 20814.

(5)	Includes 2,274 shares held by his spouse, 55,711 shares held in retirement accounts. 10,041 shares held by a family LLC and 8,000 shares held by a trust for the benefit of Mr. Pincus’ son.

(6)	Includes 56,164 shares held by pension or retirement plans, and 94,500 shares held by a company controlled by Mr. Pozez and 7,078 shares over which Mr. Pozez.

(7)	Includes 24,537 shares held for the benefit of Mr. Roger’s children and 29,552 shares held by his spouse.

(8)	Includes 54,829 shares held jointly and 63,053 shares held in a retirement account.

(9)	Includes options to purchase 28,270 shares of common stock and 43,035 shares held jointly with Mr. Langmead’s spouse.

(10)	Includes 1,567 shares held jointly with Mr. Marquez’s spouse.

(11)

Includes options to purchase 41,250 shares of common stock. Approximately 8,170 shares are owned by Ms. Riel and her spouse and pledged as collateral, which represents 4.7% of holdings by Mr. and Mrs. Riel.

(12)	Includes options to purchase 29,260 shares of common stock.

(13)	Includes options to purchase 170,193 shares of common stock. An aggregate of 333,175 shares are pledged by members of this group as collateral, which represents 9.88% of their aggregate holdings.

(14)

Based solely on beneficial ownership of shares and percentage of outstanding shares as reported in a Schedule 13G filed on February 2, 2016. Goldman Sachs Asset Management’s address is: 200 West Street, New York, New York 10282.

Proposal 1:  Election of Directors

The Board of Directors has nominated eight persons for election as directors at the 2016 Annual Meeting, for a one-year period until the 2017 Annual Meeting of Shareholders and until their successors have been elected and qualified.

Unless you withhold authority to vote for one or more nominees for election as director, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each of the nominees for election as a director currently serves as a member of the Board of Directors. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies.

The rules of The NASDAQ Stock Market (“NASDAQ”) require that a majority of the members of the Board be “independent directors.” The Board of Directors has determined that each director and nominee for election as director, other than Mr. Paul, is an “independent director” as that term is defined in Rule 5605(a)(2) of the NASDAQ rules. The Board has also considered whether the members of the Audit and Compensation Committees are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the NASDAQ rules, and has determined that they are. In making these determinations, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, the arrangements which are disclosed under “Certain Relationships and Related Transactions” in this proxy statement, and the compensation arrangements described under “Director Compensation.”

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Set forth below is information concerning the nominees for election as directors. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees also serves as a director of the Bank. Except as noted below, each nominee has served as a director of the Company since its organization.

Nominees for the Board of Directors

Leslie M. Alperstein, Ph.D.

Mr. Alperstein, 73, has been President of Washington Analysis LLC and its predecessor firm, Washington Analysis Corp., a leading governmental policy investment research group in Washington, DC, since its inception in 1973. He has served as Executive Managing Director and Director of Research of HSBC Securities, Inc., Director of Economic and Investment Research for NatWest Securities, Prudential Securities, Shields Model Roland, Inc. and Legg Mason & Co. His professional memberships include the National Association of Business Economists, the National Economists Club, and the CFA Society of Washington. Mr. Alperstein was appointed to the Board of Directors in September 2003, and has served as a director of the Bank since 2009. Mr. Alperstein’s knowledge and experience in the fields of economics and investment management make him uniquely qualified for the Board. His contributions are important in the areas of asset-liability management, investment policy and other strategic issues.

Dudley C. Dworken

Mr. Dworken, 66, is a private investor and real estate developer and the principal of Dworken Associates, LLC. Mr. Dworken was the owner of Curtis Chevrolet, an automobile dealership in Washington, DC. Mr. Dworken was a Director of F&M Bank – Allegiance and its predecessor Allegiance Bank, N.A. (collectively “Allegiance”) from 1987 until October 1997, and a director of Allegiance Banc Corporation from 1988 until its acquisition by F&M National Corporation, which was subsequently acquired by BB&T Corporation (“F&M”). Mr. Dworken is an active member of numerous community, business, charitable and educational institutions in the Washington, DC/Montgomery County area. Mr. Dworken has served as a director of the Company and Bank since 1999. In addition to his many years of service on the boards of banking institutions, Mr. Dworken brings entrepreneurial business knowledge and experience to the Board through his ownership and operation of one of the largest automobile dealerships in Washington, DC and his real estate development activities. He is Chairman of the Washington Area, the Philadelphia Area and the Eastern Pennsylvania Better Business Bureaus, and is a former Trustee of the Washington Area New Automobile Dealers Association. He has intimate knowledge of the Company through his experience as Chairman of the Company’s Audit Committee.

Harvey M. Goodman

Mr. Goodman, 60, has been with The Goodman, Gable, Gould Company, the Maryland based public insurance adjusting firm where he serves as President, since 1977. He is a director and past president of the National Association of Public Insurance Adjusters, and is a principal, and formerly a director, of Adjusters International, a national public adjusting firm. Mr. Goodman has served as a director of the Company since 2007 and of the Bank since its organization. Mr. Goodman brings both entrepreneurial experience and a wealth of knowledge of the financial services industry, with a specialty in insurance. He possesses valuable expertise in the areas of risk management and compliance. He has expertise in corporate governance through his board service to organizations in the insurance industry.

Ronald D. Paul

Mr. Paul, 60, is President, Chief Executive Officer and Chairman of the Board of Directors of the Company. He has served as Chairman since May 2008, and prior to that time was Vice Chairman and Chief Executive Officer since the organization of the Company. He also has served as Chairman of the Board of Directors of the Bank since its organization. Since June 2006, he has served as Chief Executive Officer of the Bank, and he served as Interim President of the Bank from November 3, 2003 until January 26, 2004. Mr. Paul is President of Ronald D. Paul Companies, which is engaged in the business of real estate investment and management. He is active in private investments, including as Chairman of Bethesda Investments, Inc., a private venture capital fund. Mr. Paul was a director of Allegiance from 1990 until September 1997, and a director of Allegiance Banc Corporation from 1990 until its acquisition by F&M, including serving as Vice Chairman of the Board of Directors from 1995. Mr. Paul is also active in various charitable organizations, including serving as Vice Chairman of the Board of Directors of the National Kidney Foundation from 1996 to 1997, and the Chairman from 2002 to 2003. Mr. Paul’s qualifications for the Board include his entrepreneurial, management and real estate expertise developed through his operation of a significant real estate and property management company in the Washington, DC metropolitan area. Mr. Paul also has significant experience in corporate governance issues from his prior board service with other public companies and major non-profit organizations. He has extensive knowledge of the Company due to his service in Board and management positions since the inception of the Company. Mr. Paul is a member of the Federal Reserve Board Community Depository Institutions Advisory Council. In 2013, Mr. Paul was the recipient of the American Banker magazine “Community Banker of the Year” award and in 2014 Mr. Paul was named Community Banker of the Year – East Region by the Independent Community Bankers of America. Previous honors include: “Father of the Year”, “Entrepreneur of the Year” (2009), “Washingtonian of the Year” (2010) and being inducted into the Washington Business Hall of Fame (2012). Mr. Paul and his wife recently created the Ron & Joy Paul Kidney Center at George Washington University.

Robert P. Pincus

Mr. Pincus, 69, serves as Vice Chairman of the Board of Directors of the Company and the Bank. Prior to joining the Company in August 2008 upon the acquisition of Fidelity & Trust Financial Corporation (“Fidelity”), Mr. Pincus served as Chairman of its wholly owned subsidiary, Fidelity & Trust Bank (“F&T Bank”) from 2005. He previously served as Chairman of Milestone Merchant Partners, LLC. He was Chairman of the Board of BB&T, DC Metro Region, and was Regional President from 1998 to 2002. From 1991 to 1998, Mr. Pincus was President and Chief Executive Officer of Franklin National Bank of Washington, DC. From 1986 to 1991, Mr. Pincus was the regional president of the DC metropolitan region of Sovran National Bank. From 1971 to 1986, Mr. Pincus was with DC National Bancorp, Inc., where he eventually rose to be President and Chief Executive Officer, prior to its merger with Sovran (Nations) Bank. Mr. Pincus was a Trustee of the University of Maryland Foundation, Inc. and was a Trustee at American University. He is a member of the board of directors of Comstock Homebuilding Companies, Inc., and until 2007 was a director of Mills Corp. Mr. Pincus brings to the Board a wealth of experience in the worlds of commercial and investment banking. He has previously served as CEO of two different community banks and as a member of the executive committee for major regional banks. He has a strong background in many facets of the financial services industry, as well as the real estate and homebuilding industries and mergers and acquisitions. He has prior experience at both the Board and Audit Committee level with other public companies. He has been recognized as Entrepreneur of the Year (1997), Washingtonian of the Year (1998) and was inducted into the Washington Business Hall of Fame (2004).

Norman R. Pozez

Mr. Pozez, 61, is the Chairman and Chief Executive Officer of The Uniwest Companies, Uniwest Construction, Inc., and Uniwest Commercial Realty, Inc., and of Ridemakerz, LLC. Mr. Pozez has been in the real estate development field for over thirty years. Previously, Mr. Pozez was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia. Mr. Pozez has also served as a Regional Director of Real Estate and Construction for Payless ShoeSource. During his tenure at Payless and for some years thereafter, Mr. Pozez served on the Board of Directors of Bookstop, Inc., which was sold to Barnes and Noble in 1989. Mr. Pozez is a licensed Real Estate Broker in Washington, DC, Maryland and Virginia. Since 1979, Mr. Pozez has been an active member of the International Council of Shopping Centers and is a Board member of a number of non- profit organizations serving community needs in and around the Washington, DC metropolitan area. Mr. Pozez served as Chairman of the Board of Fidelity from April 2004 until February 2005, and as a director of Fidelity from September 2007 until August 2008, at which time Fidelity was acquired by the Company and Mr. Pozez became a director of the Company and Bank. Mr. Pozez’s qualifications for Board service include over 30 years of management experience at both regional and national companies such as the Hair Cuttery and Payless ShoeSource. His experience in company operations and real estate are very beneficial in light of the Company’s business objectives. He has experience in corporate governance through his prior board service with other companies and non-profit organizations.

Donald R. Rogers

Mr. Rogers, 70, has been engaged in the private practice of law since 1972 with the Rockville, Maryland-based firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which he is a principal. Mr. Rogers was a director of Allegiance from 1987 until October 1997. Mr. Rogers has served as a director of the Company since 2007 and of the Bank since its organization. Mr. Rogers has vast business knowledge and experience gained through his position as a senior partner and chair of the commercial business practice for the largest law firm in Montgomery County, Maryland. He has served as adviser to hundreds of privately owned businesses. He has extensive knowledge of the Company through his service on the Company’s and Bank’s Boards. For the past six years he has been Chairman of the EagleBank Foundation, which has raised more than $2.5 million for the fight against breast cancer. In addition Mr. Rogers continues to serve as a member of the Board of Directors of a number of privately held companies.

Leland M. Weinstein

Mr. Weinstein, 53, is currently the CEO of Newbridge-Turing LLC, a technology sales and partnership consulting firm. Previously he was a partner and served as President of Syscom Services, Inc., a technology consulting and integration company, from 1997 to 2014. In December of 2014 Syscom Services, Inc.’s web technologies division was sold to a group of investors and rebranded as Brightfind. Prior to Syscom Services he spent thirteen years with Automated Digital Systems, an integrator of duplication and facsimile technologies, where he rose to president and owner of the company, which he sold to Alco Standard Corporation, which became Ikon Office Solutions. Mr. Weinstein has been appointed to advisory councils for Xerox, Intel/Dialogic, Sharp Electronics, Ektron, Opentext/Rightfax, Autonomy/Cardiff, Murata Business Systems, Brooktrout Technologies, Panasonic Electronics, and was Chairman of the technology council of the American Society of Association Executives (“ASAE”) and is currently the Chair of ASAE’s Industry Partner Alliance (IPA). Mr. Weinstein also currently sits on the board of the Suburban Hospital Foundation a member of Johns Hopkins Medicine. He was formerly a member of the Board of Governors of the University of Maryland Alumni Association, where he chaired the Admissions Committee. Mr. Weinstein was a member of the Eagle Bancorp founder’s advisory board and has served as a director of the Company since 2005 and of the Bank since 1998. Mr. Weinstein has vast business knowledge and experience gained through his position as CEO of successful technology-based enterprises. His expertise in regard to technology issues is valuable as it relates to the Company’s business development and operating strategies. He has extensive knowledge of the Company through his service at the Board and committee levels.

Vote Required and Board Recommendation

Nominees receiving a plurality of the votes cast at the meeting in the election of directors will be elected as directors, in the order of the number of votes received. The Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for election as directors.

Additional Directors of the Bank

If elected, the nominees for election as directors intend to cause the Company to vote for each of the nominees and the following persons to serve as directors of the Bank. Each of the following persons currently serves as a director of the Bank.

Thomas E. Burdette

Mr. Burdette, 65, is a managing partner of Burdette Smith and Bish LLC, Fairfax, VA and has been an active business leader in the Washington, DC metropolitan area marketplace, particularly with Northern Virginia-based businesses. He is a certified public accountant and a registered investment advisor with over 40 years of experience assisting individuals and businesses. He has also served as director of Virginia Commerce Bank, its holding company, Virginia Commerce Bancorp, Inc. and Potomac Bank of Virginia, and has worked with several other Virginia financial organizations. His financial industry experiences, combined with his professional expertise, will be especially valuable to our Northern Virginia banking team, and will provide additional strength for creating client and Bank success in Virginia. A founder and managing shareholder of The Burdette Smith Group PC (BSG) which, in 2012, merged with Bish & Haffey PC to become Burdette Smith & Bish LLC, his specialty is all aspects of tax. Additionally, his experience includes financial reporting services, estate management, and financial advisory services. Burdette has also given expert witness testimony in various states and counties over the years. Early in his career, Burdette was a player’s agent for the National Football League. He earned his Bachelor of Arts in Accounting from Catawba College in Salisbury, N.C.

Joann Kay DiMeglio

Ms. DiMeglio, 59, has been active in residential, commercial, and multi-family real estate development for more than 35 years. Since 1984, she has been with Kay Brothers Management Company and has spent the last 31 years overseeing renovations, design, financing, and budgeting of commercial, residential, and multi-family properties in the Washington, DC metropolitan area. Ms. DiMeglio holds a Bachelor of Arts degree from George Washington University.

Steven L. Fanaroff

Mr. Fanaroff, 56, has served as Managing Director of Fanaroff & Steppa, LLC a real estate holding company, since 2005. He also serves as Managing Director of Bedrock, LLC, an asset management company. Mr. Fanaroff served on the Board of Directors of Allegiance from 1990 until 1997. Mr. Fanaroff has served as a director of the Bank since its organization.

Lynn Hackney

Ms. Lynn Hackney, 50, is a well-known entrepreneur and innovator in the Washington, DC multifamily real estate industry. She currently serves as President of Urban Pace, the leading condominium sales and marketing firm in the National capital region, with additional offices in New York City and Philadelphia. Since Ms. Hackney founded Urban Pace in 2001, the company has orchestrated the disposition of more than $1.8 billion of real estate assets comprising more than 6,000 condominiums and townhomes. Ms. Hackney also is a Partner in Allyson Capital, a growing firm specializing in equity and debt for residential and commercial real estate transactions. Allyson Capital has offices in Washington, New York, and Miami. Ms. Hackney was unanimously elected 2016-18 President of the District of Columbia Building Industry Association (DCBIA), the first woman ever to serve in that capacity, and is a 2015 winner of Smart CEO’s Brava Awards, placing her among Washington’s most distinguished women business leaders. In addition, Ms. Hackney serves on the Boards of the Washington, DC Economic Development Partnership; she also is a founding member of the Washington ULI Women’s Leadership Initiative, and has served on the Board of Capital Bank. A longtime resident of Washington, DC, she holds a certificate from Harvard Business School, a master’s degree in business administration from Johns Hopkins University, and a bachelor’s degree in economics and finance from Virginia Commonwealth University.

Benson Klein

Mr. Klein, 71, has been an attorney practicing primarily in the Montgomery County and Washington DC area since 1970. He is a principal with Ward & Klein, Chartered, since 1978. Mr. Klein is also engaged in real estate investment activities in Montgomery County and Washington, DC. Mr. Klein has served as a director of Allegiance Bank from 1996 to 1997 and previously served as a director of Lincoln National Bank. Mr. Klein is currently, and has been, a Board member of a variety of community, business and charitable institutions in the Washington, DC, Montgomery County and on a national level. Mr. Klein has served as a director of EagleBank since its organization.

Bruce H. Lee

Mr. Lee, 51, is President & CEO of Lee Development Group, a closely held, family real estate business founded in 1920 and based in downtown Silver Spring. He is principal broker of record for Montgomery Land Company, LLC, which specializes in commercial sales, leasing, and property management and the general partner of Montgomery 1936 Land Company LLC and General Manager of Acorn Self Storage. Mr. Lee was the charter president of the Greater Silver Spring Chamber in 1993. Mr. Lee is currently serving as the International Council of Shopping Centers (ICSC) Washington DC/Maryland/N. Virginia State Alliance Private Sector Co-Chair and is on the Montgomery County Chamber of Commerce Board of Directors, serving as the Chair of the Economic Development Committee. In addition, Mr. Lee serves as the Chair of Driven to Cure, INC, a 501(c)(3) non-profit whose mission is to bring awareness and funding for rare kidney cancers and also serves as a Director on the board of the American Film Institute (AFI) Silver Theater in Downtown Silver Spring. Mr. Lee was an elected Council member and Chairman of the Township of Chevy Chase View, Maryland. Mr. Lee has served as a director of the Bank since 2000.

Kathy A. Raffa

Ms. Raffa, 57, has served as an owner-partner and Vice President at Raffa, PC, one of the top 100 accounting firms in the nation and the 4th largest regional firm in the Washington, DC capital region based on revenue. She oversees the client services for a wide range of non-profit entities. She is also involved in a variety of aspects of the firm’s internal operations, including leading business development efforts, directing certain human resource functions, and monitoring financial operations. Prior to joining Raffa, PC, she spent the first 10 years of her career at Coopers & Lybrand (now PricewaterhouseCoopers). She has a CPA certificate from Maryland and is a member of American Institute of Certified Public Accountants.

Benjamin M. Soto

Mr. Soto, 47, is an attorney practicing in the areas of real estate transactions and bankruptcy. He is the principal of Premium Title and Escrow, LLC, a Washington, DC-based full service title company. In addition he is the owner of Paramount Development, LLC, which is focused on the acquisition and ground up development of commercial buildings and hotels in Washington, DC. He frequently lectures to members of the DC Bar, is a former board member of the National Bar Association, and of the DC Sports and Entertainment Commission, and a former Vice-Chair of the DC Board of Real Property Assessment and Appeals. Mr. Soto is a member of the DC Builders Industry Association, the Maryland Land Title Association, and a member of the Board of Directors of the DC Chamber of Commerce. He is also a Director of the DC Land Title Association and the DC Public Education Fund. Mr. Soto has served as a director of the Bank since 2006.

James A. Soltesz

Mr. Soltesz, 61, has served as Chief Executive Officer of Soltesz, Inc., a land development engineering and consulting firm, since 1997. Mr. Soltesz serves on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and Catholic Charities Foundation. His firm includes 280 people located in six offices throughout the Washington, DC metropolitan area. Mr. Soltesz is currently serving as a Co-Chair for Governor Larry Hogan’s Regulatory Reform Commission and as a member of the Governor’s One Maryland Blue Ribbon Commission. Mr. Soltesz has served as a director of the Bank since 2007.

Meetings, Committees, and Procedures of the Board of Directors

Our Board of Directors met eight (8) times during 2015. All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2015 fiscal year or any portion thereof.

The Board of Directors has a standing Audit Committee, Compensation Committee and Governance & Nominating Committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2015, as well as a description of each committee and its functions.

Name	Audit Committee	Compensation Committee	Governance & Nominating Committee
Leslie M. Alperstein, Ph.D.	X	X
Dudley C. Dworken	C	X
Harvey M. Goodman		X	X(3)
Ronald D. Paul
Robert P. Pincus	X(1)	X(1)	X(1)
Norman R. Pozez	X	X	C
Donald R. Rogers
David P. Summers		X (2)
Leland M. Weinstein	X	C	X
Number of Meetings in 2015	5	4	5

C = Denotes Chairperson of committee.

 (1)   Mr. Pincus resigned from the noted Committees effective December 31, 2015.

 (2)   Mr. Summers resigned from the Board of Directors effective December 31, 2015.

 (3)   Mr. Goodman joined the Governance Committee effective January 1, 2016.

Audit Committee

The Audit Committee is responsible for the selection, review and oversight of the Company’s independent registered public accounting firm, occasionally referred to as the “independent accountants,” the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company’s reporting practices and evaluation of the Company’s internal controls and accounting procedures, including review and approval of quarterly and annual filings with the Securities and Exchange Commission on Forms 10-Q and 10-K and internal audit departments plans and reports. It also periodically reviews audit reports with the Company’s independent accountants. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com. Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by NASDAQ for audit committee members in Rule 5605(c)(2)(A). Mr. Pincus resigned from the Audit Committee effective December 31, 2015, to eliminate any concerns expressed by certain shareholders as to his independence. The Board of Directors has determined that Mr. Alperstein is the “audit committee financial expert” as defined under regulations of the Securities and Exchange Commission.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent accountants. Non-audit services are only provided by the independent auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent accountants during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by one or more members of the committee to whom authority to grant such approval has been delegated by the committee prior to the commencement of the non-audit services.

Compensation Committee

The Compensation Committee makes determinations with respect to salary levels, bonus compensation and equity compensation awards for executive officers, among others. The Compensation Committee has the sole responsibility for determining executive compensation, including that of the named executive officers, and for establishing compensation philosophy. Each of the members of the Compensation Committee is independent, as determined under the definition of independence adopted by NASDAQ for compensation committee members in Rule 5605(d)(2)(A). Mr. Pincus resigned from the Compensation Committee effective December 31, 2015, to eliminate any concerns expressed by certain shareholders as to his independence. The Committee is also responsible for succession planning for the Company and the Bank.

The Board of Directors has adopted a charter for the Compensation Committee. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com. For further information on the role of the Committee, see page 42.

During 2015, the Compensation Committee retained and worked with Meyer-Chatfield Compensation Advisors, an executive compensation and benefits consulting firm of national scope and reputation, to advise it in connection with executive compensation decisions for 2015.

Governance & Nominating Committee

The Board of Directors has a standing Governance & Nominating Committee, consisting of three members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 5605(a)(2). Mr. Pincus resigned from the Committee effective December 31, 2015, to eliminate any concerns expressed by certain shareholders as to his independence. The Governance & Nominating Committee is responsible for the evaluation of nominees for election as director, the recommendation to the Board of Directors of director candidates for nomination for election by the shareholders, the evaluation of sitting directors and the setting of compensation for directors. The Board of Directors has adopted a charter for the Governance & Nominating Committee addressing the nominations process. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com.

The Board has not developed a formal policy for the identification or evaluation of nominees. In general, when the Board determines that expansion of the Board or replacement of a director is necessary or appropriate, the Governance & Nominating Committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Governance & Nominating Committee would review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience. The Board of Directors and the Governance & Nominating Committee have not established a specific diversity component in their consideration of candidates for director, but strongly recognizes the benefits of having directors with diverse backgrounds and perspectives. To date, the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The Governance & Nominating Committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors, on the same basis as candidates proposed by the Governance & Nominating Committee, the Board or other sources. Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Corporate Secretary and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

In addition, the Governance & Nominating Committees regularly discusses the contributions of the persons then serving as directors, to ensure alignment with the strategic and tactical directions of the Company. Formal evaluations are conducted biannually.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability, or other unfavorable features, and for transactions described under “Director Compensation” and “Certain Relationships and Related Transactions,” no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.

Board Leadership Structure and Risk Oversight Role

The role of Chairman of the Board of Directors and Chief Executive Officer of the Company are currently held by the same person, Mr. Paul. This structure is not mandated by any provision of law or our Articles of Incorporation or bylaws. The Board of Directors reserves the right to establish a different structure in the future. The Board of Directors currently believes that this structure is the most appropriate leadership structure for our Company. Under the Company’s bylaws, the official role and power of the Chairman is limited, and is related largely to the conduct of meetings of the Board of Directors and shareholders. The Board of Directors believes that the Chief Executive Officer is in the best position to be aware of major issues facing the Company on a day-to-day and long term basis, and is in the best position to identify key risks and developments facing the Company that may need to be brought to the full Board’s attention. While each of the other directors brings unique experience, oversight and expertise from outside the Company and its industry, Mr. Paul’s company-specific experience and expertise allow him to most effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s long term continued success. Further, a combined Chairman/Chief Executive Officer position eliminates the potential for confusion as to who leads the Company, providing the Company with a single public “face” in dealing with customers, shareholders, employees, regulators, analysts and other constituencies. To date, this structure has worked successfully for the Company. The Board of Directors has considered whether to have a designated “lead director” and concluded that, to date, a deficiency does not exist that needs to be addressed by such an appointment; it will continue to consider whether such an appointment is in the Company’s best interest. We note that all members of the Board of Directors are active in their oversight of management.

The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company’s and Bank’s risk oversight activities.  These directors, as well as the directors of the Bank, working through numerous committees of the Company and Bank, review and approve the policies of the Company and Bank. The Boards of Directors regularly review the minutes and other reports from the various Board committees.

Shareholder Communications

If you wish to communicate with the Board of Directors or an individual director, you can write to Eagle Bancorp, Inc., 7830 Old Georgetown Road, Bethesda, Maryland 20814, Attention: Jane E. Cornett, Corporate Secretary. Your letter should indicate that you are a shareholder, and whether you own your shares as a registered holder or in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors.

Director Attendance at the Annual Meeting

The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the nine directors in office at the time attended the 2015 annual meeting of shareholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

1.            reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K;

2.            discussed with Stegman & Company, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.            received the written disclosures and letter from Stegman & Company as required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Stegman & Company, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Stegman & Company is compatible with the auditor’s independence.

Members of the Audit Committee
Dudley C. Dworken, Chairman
Leslie M. Alperstein	Norman R. Pozez	Leland M. Weinstein

Director Compensation

The following table sets forth information regarding compensation paid to non-employee directors of the Company during the year ended December 31, 2015 for service as members of the Company and Bank Boards of Directors. Members of the Board of Directors who are employees do not receive additional cash compensation for service on the Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total

Leslie M. Alperstein, Ph.D.	$55,000	$102,354	$--	$6,019(3)	$163,373
Dudley C. Dworken	$92,250	$102,354	$--	$3,845(3)	$198,449
Harvey M. Goodman	$51,000	$102,354	$--	$2,808(3)	$156,162
Robert P. Pincus	$877,580	$--	$--	$44,810(3)(4)	$922,390
Norman R. Pozez	$62,000	$102,354	$--	$2,858(3)	$167,212
Donald R. Rogers	$46,500	$102,354	$--	$4,810(3)	$153,664
David P. Summers	$308,250	$102,354	$--	$--(3)	$410,604
Leland M. Weinstein	$86,500	$102,354	$--	$2,023(3)	$190,877

(1)          Represents the grant date fair value of shares of restricted stock awarded during 2015. At December 31, 2015, the non-employee directors had unvested shares of restricted common stock as follows: Mr. Alperstein – 7,198 shares; Mr. Dworken – 7,198 shares; Mr. Goodman – 7,198 shares; Mr. Pincus – 5,798 shares; Mr. Pozez – 7,198 shares; Mr. Rogers – 7,198 shares; Mr. Summers – 0 shares and Mr. Weinstein –7,198 shares.

(2)          At December 31, 2015, there were no outstanding option awards, vested or unvested, held by non-employee directors.

(3)          Premiums on long term care insurance provided to non-employee directors other than Mr. Pincus and Mr. Summers.

(4)          Includes a life insurance allowance of $10,000 and $30,000 of payments to defer the cost of health insurance and auto expenses.

During 2015 each non-employee director of the Company, other than Mr. Pincus and Mr. Summers, received annual retainers of $15,000 in cash in the aggregate, for service as a member of both the Company and Bank Board of Directors, plus a cash fee of $1,500 for each meeting attended of the Board of Directors of the Company or a committee of the Company Board, and a cash fee of $750 for each meeting attended of the Board of Directors of the Bank or a committee of the Board of the Bank. The chairs of the Audit and Compensation Committees meeting fees of $3,000, instead of $1,500. The chair of the Governance and Nominating Committee received meeting fees of $2,000, instead of $1,500. The per meeting fees payable to chairs of certain Bank level committees ranged from $1,000 to $1,500 in 2015. In 2015, an aggregate of $393,750 in cash retainers and meeting fees were paid to members of the Board of Directors of the Company (other than Mr. Paul, Mr. Pincus and Mr. Summers) for service on the Board of Directors of the Company and Bank, and $116,250 in cash retainers and meeting fees was paid to members of only the Board of Directors of the Bank for such service. In February 2015, each non-employee director of the Company other than Mr. Pincus was awarded 2,840 shares of restricted stock, Mr. Pincus did not receive an award of shares of restricted stock. Each non-employee director serving only on the Bank Board of Directors received an award of 620 shares of restricted stock. All of these awards vest in three annual installments commencing on the first anniversary of the date of grant.

For 2016, director cash compensation rates are unchanged.

Mr. Pincus, the Company and Bank are parties to an agreement, effective June 1, 2014, pursuant to which he is retained as Vice Chairman of the Board of Directors of the Company and Bank. Under that agreement, Mr. Pincus receives an annual payment, in lieu of all other cash fees for service on the Board of Directors. During 2015, this payment was $503,756, and he is currently entitled to receive $554,131 for 2016. The amount of the fee is subject to annual increase to reflect, at a minimum, the increase in the consumer price index. Mr. Pincus is also eligible to receive incentive bonuses pursuant to Board approved plans, and $40,000 of reimbursements. The agreement has a term extending until May 31, 2016, subject to automatic renewal for a one year term unless either party gives 60 days notice of nonrenewal.  In the event of early termination of the agreement by the Bank, or as a result of Mr. Pincus’ death or disability, or as a result of nonrenewal by the Bank, Mr. Pincus (or his estate) would be entitled to receive for a period of one year following termination, continued payment on a monthly basis of his annual payment and one twelfth of the amount of the most recent annual bonus, and continuation of the reimbursement payments, subject to his continued compliance with the confidentiality, non-compete and non-solicitation provisions of the agreement. The agreement provides that during the term and for a period of eighteen months after termination, Mr. Pincus will not in any capacity: (i) provide any advice, assistance or services to a bank or financial services business, including but not limited to any consumer savings, commercial banking, insurance or trust business, or a savings and loan or mortgage business, or other business in which the Bank or Company has engaged in within the two prior years in anticipation of commencing, or to any person or entity that is attempting to form such a business if it operates any office, branch or other facility that is (or is proposed to be) located within a fifty  mile radius of the location of any office of the Company or Bank or their affiliates, or sell or solicit sales of competitive products within such area; or (ii) induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or Bank or their affiliates, to discontinue, terminate or reduce the extent of their relationship with such entity or to solicit any such customer for any competitive product or service, or otherwise solicit any customer or employee of the Company or the Bank.

Under the agreement, in the event that: (i) Mr. Pincus’s retention by the Bank terminated without cause within 120 days prior to, or within twelve months after, a change in control; (ii) Mr. Pincus is not reelected or nominated for reelection as a director of the Company or Bank, or any successor, following a change in control or if he voluntarily resigns as a director within 12 months following a change in control; or  (iii) he voluntarily terminates the agreement within the thirty day period following twelve months after a change in control, Mr. Pincus would be entitled to receive a lump sum payment equal to 1.99 times the sum of his highest rate of retainer compensation in effect within the twelve months prior to termination, and cash bonuses paid within the most recent twelve months, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a “parachute payment.” He would also be entitled to three years of continued personal reimbursements, subject to the provision of certain releases.

Mr. Pincus is also a party to a non-compete agreement with the Bank. The non-compete agreement provides that in the event of termination of his service with the Bank without “cause” as defined in the agreement pursuant to which he serves as Vice Chairman, including without limitation, in the event of a “change in control” and subject to timely signing and delivering to the Bank (a) a General Release and Waiver and (b) a monthly certification regarding compliance with the confidentiality and non-competition provisions of the non-compete agreement and reporting other compensation, the Bank shall, for one (1) year following the date on which the release is executed and delivered to the Bank, continue to pay Mr. Pincus, monthly in arrears, his retainer compensation at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus, if any, for each month of the period during which he is in full compliance with the provisions of the agreement.

The non-compete agreement requires that for one year after termination of his service, Mr. Pincus  will not, without express written consent of the Bank (except for services performed for or on behalf of the Bank and its affiliates), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any person or entity in return for remuneration or a right to remuneration of any kind, including but not limited to current or deferred compensation, wages, salary, fees, benefits, tangible or intangible property or ownership rights or interests or other property rights, whether paid or conveyed to him or promised in the future by any person, business or other entity as a result of, or in exchange for, any work or services performed, or any intellectual property conveyed by him.

If Mr. Pincus were entitled to receive the termination benefits as of December 31, 2015, he would receive approximately (a) $917,580 if terminated other than in connection with a change in control, or (b) approximately $2,743,964 in connection with a change in control (before analysis of the tax computation regarding excess parachute payments and assuming that he receives the entire amount payable under the non-compete agreement). Additionally, unvested shares of restricted stock having an inherent value as of such date of $292,171, would vest.

The Company does not maintain any non-equity incentive plans or compensation programs,

deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company or the Bank and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Laurence E. Bensignor, Esquire

Mr. Bensignor, 59, Executive Vice President and General Counsel of the Company and Bank, joined the Company in April 2010 after 29 years in the legal and real estate industries in the Washington, DC metropolitan area. From February 2009 until joining the Company, he was a principal in CastleGate Partners, LLC, a real estate investment firm. Previously, from 1999 through 2008, Mr. Bensignor served as Trustee of the Van Metre Family Trusts, the controlling owner of a private, multifaceted real estate organization. Previously, he was a partner and chaired the real estate practice group in the Washington, DC office of the national law firm of Arter & Hadden and formerly was a partner in the Washington, DC law firm of Melrod, Redman & Gartlan. Mr. Bensignor is a Fellow of the American College of Real Estate Lawyers.

Charles C. Brockett, CPA

Mr. Brockett, 52, Executive Vice President and Director of Operations of the Bank, joined the Company in October 2014 in connection with the merger with Virginia Heritage Bank (“VHB”). Prior to joining EagleBank, he served at VHB, where he was a founding director, as well as Chief Financial Officer since 2005, and Chief Operating Officer since 2010. From 1998 until 2005, he was Managing Partner of Enterprise Financial Consulting, a financial consulting firm founded by him in 1998. Prior to founding Enterprise Financial Consulting, Mr. Brockett spent the majority of his career in banking, starting in 1980, with First Commercial Bank in Arlington, Virginia. During his nearly 16 years with First Commercial Bank until its sale to United Bankshares, Inc. in 1996, he held positions covering virtually all aspects of the bank including retail banking, loan accounting and servicing, operations, consumer lending, commercial lending and Chief Financial Officer.

James H. Langmead, CPA

Mr. Langmead, 66, Executive Vice President and Chief Financial Officer of the Company since January 2007, and Executive Vice President and Chief Financial Officer of the Bank since January 2005, previously served as Chief Financial Officer of Sandy Spring Bank and Sandy Spring Bancorp, Inc. Mr. Langmead, a Certified Public Accountant, served in various financial and senior management roles with Sandy Spring Bank from 1992 through 2004. Prior to that time, Mr. Langmead was Chief Financial Officer and managed the Finance Group at the Bank of Baltimore and Baltimore Bancorp. He has over 44 years of experience in the commercial banking industry.

Antonio F. Marquez

Mr. Marquez, 57, Executive Vice President and Chief Lending Officer - Commercial Real Estate, joined the Company in August 2011. Mr. Marquez has over 30 years of experience in the banking industry. Prior to joining the Company, he established the real estate lending franchise for HSBC for the Washington, DC market. Earlier he was the head of Commercial Real Estate lending at Chevy Chase Bank from 1997 to 2005 and previously held various lending positions at The Riggs National Bank in Washington, DC after starting his career at the Chase Manhattan Bank in New York.

Lindsey Rheaume

Mr. Rheaume, 55, Executive Vice President and Chief Lending Officer – Commercial and Industrial, joined the Company in December 2014. Prior to joining the Company, he served as relationship executive for JPMorgan Chase, responsible for business development in the Washington, DC, suburban Maryland and Northern Virginia market. Previously, he served as Executive Vice President and Commercial Lending Manager at Virginia Commerce Bank, which was acquired by United Bankshares, Inc. in 2014, where he managed the bank’s entire commercial and industrial lending activities. Earlier in his career, he held senior commercial lending and credit positions with SunTrust Bank, GE Capital and Bank of America.

Susan G. Riel

Ms. Riel, 66, is currently Senior Executive Vice President - Chief Operating Officer of the Bank, and Executive Vice President of the Company. She was formerly Executive Vice President - Chief Operating Officer of the Bank and Chief Administrative Officer, and previously served as Executive Vice President - Chief Operating Officer of Columbia First Bank, FSB from 1989 until that institution’s acquisition by First Union Bancorp in 1995. Ms. Riel has over 38 years of experience in the commercial banking industry. Ms. Riel has been with the Company since its inception in 1997.

Janice L. Williams, Esquire

Ms. Williams, 59, Executive Vice President and Chief Credit Officer of the Bank, has served with the Bank as Credit Officer, Senior Credit Officer, and Chief Credit Officer since 2003. Prior to employment with the Bank, Ms. Williams served with Capital Bank, Sequoia Bank, and American Security Bank. Additionally, Ms. Williams, a graduate of Georgetown University Law Center and a Member of the Maryland Bar, was previously employed in the private practice of law in Maryland.

Open Letter from Compensation Committee Chairman

Dear Reader,

As reported elsewhere in this proxy statement, the Compensation Committee engaged in meaningful shareholder engagement during 2015. We adopted a number of key changes to our compensation plan design and to the following Compensation Disclosure & Analysis is a direct result of the 2015 Say-on-Pay vote and the ensuing shareholder engagement. The compensation program is more formulaic in design and includes the introduction of performance-vested shares commencing with the 2016-2018 period. Some plan components were adopted immediately in full (such as imposing a cap on each executive officer’s eligible cash payout under the Senior Executive Incentive Plan) while others will be phased in over several years (such as the ratio of performance-vested share awards to time-vested share awards.)

With this year’s disclosures, we seek to be even more transparent in describing our compensation practices, including the disclosure of actual performance on the various metrics measured in our Senior Executive Incentive Plan, enabling you to see for yourself how our named executive officers fared versus the applicable metrics; this is a departure from prior years, where, for some of the metrics, we just stated the conclusion as to whether actual performance exceeded the goal for such metric.

The following Compensation Disclosure and Analysis reflects the insightful shareholder engagement process we engaged in during 2015. We look forward to continuing those efforts and considering such input in 2016 and beyond.

Leland M. Weinstein

Chairman, Compensation Committee

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about the 2015 compensation for our Chief Executive Officer, Chief Financial Officer and our next three most highly-compensated executive officers in 2015:

•                  Ronald D. Paul, our President and Chief Executive Officer (and Chairman);

•                  James H. Langmead, our Executive Vice President and Chief Financial Officer;

•                  Antonio F. Marquez, our Executive Vice President, Chief Lending Officer – Commercial Real Estate;

•                  Susan G. Riel, our Senior Executive Vice President and Chief Operating Officer; and

•                  Janice L. Williams, our Executive Vice President and Chief Credit Officer.

Compensation information for these individuals, (who we refer to collectively as our “named executive officers” or “NEOs”) is presented in the compensation tables following this Compensation Discussion and Analysis.

This Compensation Discussion and Analysis describes our executive compensation program for 2015. It also describes how the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our named executive officers, and discusses key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Record Setting Performance

2015 Financial Results and Operating Highlights

The Company, headquartered in Bethesda, Maryland, was incorporated under the laws of the State of Maryland on October 28, 1997, to serve as the bank holding company for EagleBank. The Company was formed by a group of local businessmen, including our CEO, Ronald Paul, and professionals with significant prior experience in community banking in the Company’s market area, together with an experienced community bank senior management team.

The Company has a long history of sustained high performance. The Company has achieved a streak of 28 consecutive quarters of record earnings.  As shown in the graph below, our total shareholder return continues to outperform the NASDAQ and S&P Market Indices over the most recent five year period.

	Period Ending
Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
Eagle Bancorp, Inc.	100.00	100.76	138.39	233.49	270.77	384.73
NASDAQ Stock Market Index-(U.S. Companies)	100.00	99.21	116.82	163.75	188.03	201.40
NASDAQ Bank Index	100.00	89.50	106.23	150.55	157.95	171.92
S&P 500	100.00	102.11	118.45	156.82	178.28	180.75

The Company continues to show increasing net income, revenue and earnings per share. Tangible book value per share also continues to show strong growth over one, three and five years.

Compensation Changes in Response to Shareholder Feedback

As a result of last year’s Say-on-Pay advisory vote, we enhanced our investor outreach, as discussed earlier in this proxy statement. We contacted our 30 largest institutional shareholders and substantively engaged with half of them and two prominent shareholder advisory firms. We appreciate the perspectives our shareholders have on our compensation program and practices and have implemented a number of changes to our program going forward. We remain committed to providing compensation that motivates and rewards our corporate success and the success of our shareholders. We believe the adjustments made in response to shareholder feedback will enhance that effort. We began implementing some of the changes in 2015 and additional enhancements have been implemented in 2016. Below is a summary of key elements of our newly designed compensation program:

Compensation Practice	New Eagle Bancorp Policy/Program
Pay for Performance

We are requiring that a portion of total direct compensation will be based on future performance. During 2015, we eliminated the discretionary component, incorporated caps and paid formula-based cash incentives under our Senior Executive Incentive Plan. The Compensation Committee considered performance relative to our strategic plan and budget as well as relative to peers in making pay decisions for our executives. We paid formula-based cash incentives under our Senior Executive Incentive Plan. During 2016, we added performance-vested shares to our long term incentive program.

Long term Performance-based Incentive

Our historic practice was to grant time vested restricted stock in February of each year based on an in-depth review of Company and Individual performance for the prior year. However, based on feedback from shareholders during 2015, we modified our equity award program for executive officers to include forward-looking performance-vested stock awards in addition to the time-vested awards. This new program was in effect for our February 2016 grants.

Robust Stock Ownership Policy	We adopted a policy mandating ownership by the CEO, directors and executive officers, based on a multiplier of their respective base salary or annual retainer.
Prohibit Hedging of Company Stock	We adopted a policy prohibiting executive officers and members of the Board of Directors from engaging in transactions intended to hedge or offset the market value of Company stock owned by them.
Restrict Pledging of Company Stock	We adopted a policy restricting the amount of Company stock executive officers and members of the Board of Directors may pledge as collateral.

2015 Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Shareholders, we conducted a non-binding advisory vote of our shareholders (“Say-on-Pay” vote) to approve the compensation of the named executive officers. At that meeting, 48.7% of the votes cast were voted in approval of the compensation of the named executive officers. These results represented a decrease in the proportion of votes cast in favor of our executive compensation program compared to our 2014 Say-on-Pay vote.

As a result of last year’s advisory Say-on-Pay vote, we enhanced our shareholder outreach efforts beyond those that have been made for the past several years. We contacted each of our 30 largest institutional shareholders in order to gather feedback regarding our executive compensation program and disclosures, and had substantive discussions with almost half of them. The objective was to identify shareholder concerns and potential areas for modifying our executive compensation program.

While some shareholders appreciated our pay-for-performance alignment and valued the level of insider ownership, particularly that of our Chief Executive Officer who holds a significant number of shares.

(In fact, Mr. Paul, our Chairman and Chief Executive Officer, and his family interests own or control shares representing as of December 31, 2015 over 90 times his 2015 base salary.) On the other hand, some investors expressed a desire for us to be less discretionary within our SEIP, have caps on how much an executive can earn under the SEIP, add a long term equity incentive plan tied to future multi-year Company performance, better balance the allocation of cash versus equity, and generally to increase disclosures on how the Compensation Committee made its decisions.

We also held conversations with two prominent shareholder advisory firms, to further appreciate their policies and perspectives.

The Compensation Committee considered the input of investors and advisory firms and made significant changes to its 2015 and 2016 programs as summarized above.

The Company is committed to continuing its engagement with our shareholders on executive compensation matters to understand their views concerning our executive compensation philosophy, policies and practices.

Consistent with the recommendation of our Board of Directors and the preference of our shareholders, as reflected in the advisory vote on the frequency of Say-on-Pay votes conducted at our 2012 Annual Meeting of Shareholders, our Board of Directors believes it is appropriate to conduct annual shareholder non-binding advisory votes regarding our executive compensation programs.

Compensation Philosophy

We design our executive compensation program to be driven by performance, rewarding our executives for creating value for shareholders, and represent strong governance. The following sets forth the best practices that we adhere to in designing and determining our executive compensation.

Our compensation philosophy provides the guiding principles for structuring compensation programs that embody these values. The policies and underlying philosophy governing the Company’s executive compensation plan, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•                 Maintain a compensation program that is equitable in a competitive marketplace.

•                 Provide compensation opportunities that provide the ability to vary pay in line with performance.

•                 Encourage achievement of strategic objectives and creation of shareholder value.

•                 Recognize and reward individual initiative and achievements.

•                 Maintain an appropriate balance between base salary and short- and long term incentive opportunity.

•                 Allow the Company to compete for, retain, and motivate talented executives critical to its success.

The Compensation Committee seeks to target executive total direct compensation commensurate with performance by the Company and the individual. Our goal is to provide pay for performance through annual and long term incentives that reward a combination of strategic and financial achievements as well as our performance relative to industry peers. The Compensation Committee annually considers the Company’s performance when setting pay. Goals for specific components include:

•                 Base salaries for executives are generally targeted at the 50th percentile with variation reflective of executive’s role, performance, experience and contribution.

•      The Senior Executive Incentive Plan targets cash compensation to align with performance. High performance is expected to result in pay that is aligned with our performance relative to peers/industry. Performance below goals and peers is designed to result in pay below median.

•                 Long term incentives in the form of time-vested restricted stock have historically been granted based on a look-back on the prior year’s performance. The Compensation Committee believes that time-based vesting incentivizes retention, supports our ownership goals and encourages shareholder alignment. Time-vested equity is awarded when target goals are met, with the potential for higher awards when goals are exceeded.

•      Going forward, and in consideration of shareholder feedback, we added a component of long term incentive that provides performance-vested restricted stock units (occasionally referred to as “PRSUs”) that will vest based on future Company performance relative to specific financial metrics as compared to the KBW NASDAQ Regional Banking Index (KRX) over a three-year timeframe.

•                 Benefits and perquisites are not a significant component of total 2015 compensation.

The Compensation Committee is committed to tying compensation to performance and ensuring that compensation, both cash and equity, is commensurate with our financial results and ranking relative to peers. The Committee believes the Company’s current executive team is of extremely high caliber and contributed significantly to the Company’s strong historical growth and impressive continued performance.  As indicated in the Executive Summary, the Company has consistently exceeded peer performance, and our total shareholder return exceeded bank and broader industry indices (e.g. S&P, NASDAQ). Rewarding, motivating and retaining a strong executive team is critical to the continued success of the Company. The Compensation Committee is confident that its decisions provide compensation commensurate with performance.

Our Compensation Drivers

In determining compensation levels, we utilize five key drivers:

•                 Incentive plans are designed to encourage achievement of our strategic business goals and reinforce our business values. All our incentive pay programs and decisions are filtered through the perspective of ensuring sound compensation practices that do not encourage inappropriate risk-taking or result in excessive compensation.

•                 Pay levels should be fair and internally equitable. Fairness is vital in all compensation programs and results. We do not discriminate in the creation or implementation of pay programs. Pay is based on demonstrated performance, skills, commitment and results.

•                 We pay for performance and the attainment of our vision, business strategy, operating imperatives and results. A meaningful percentage of overall executive compensation is based on Company and individual performance. Our compensation programs are geared to performance as the basis of determining pay. Our incentive plans are designed to drive prudent individual and enterprise performance.

•                 We recognize the impact of the individual. Not all positions have the same level of responsibilities, require the same skills and qualifications or have the same effect on the Company. Our compensation programs enable us to reward both Company results and individual performance in furtherance of our philosophy of being fair and paying for performance and thus motivate our officers to perform and succeed as reflected in our stated goals.

•                 We are mindful of the market. The market sets the framework for opportunity. Then it is Company and individual achievements that drive the payouts and awards. We seek to provide market-based compensation commensurate with performance, to attract and retain top executive talent, while providing value to shareholders.

Our Pay Mix

The cornerstone of our executive compensation program is competitive pay for demonstrated performance. We seek to ensure that the compensation received by our executives is aligned with our performance, and that a meaningful portion of our executives’ pay is contingent on the achievement of annual and forward-looking long term performance goals that drive our success as a Company and accordingly, add value for our shareholders.

For example, our CEO 2015 compensation mix and target 2016 compensation mix is shown below:

Compensation Components

The key components of our 2015 executive compensation program for all named executive officers consisted of a base salary, the SEIP, a Long Term Incentive Plan, a 401(k) Plan, and except Mr. Paul, a nonqualified supplemental executive retirement benefit program. The Committee typically reviews and determines executive compensation in the first quarter of the year. However, due to circumstances that arise during the year, the Committee may adjust or approve a compensation component at other times during the year, as warranted.

The following table outlines the major elements of 2015 total compensation for our NEO’s:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/Long Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Reflects individual experience, performance and contribution of each executive	Fixed	Short Term
Annual Cash SEIP	Encourages achievement of short-term strategic and financial performance metrics that create long term shareholder value	Based on achievement of short-term, predefined corporate performance objectives and an assessment of individual performance	Performance-Based	Short Term
Long Term Incentive	Aligns executives’ interests with shareholders, motivates and rewards long term sustained performance, and creates a retention incentive through multi-year vesting	Award amount is determined by the Committee based on Company and individual performance Starting with 2016 grant, a portion of the award will be contingent on future 3-year performance	Performance-Based	Long Term
Senior Executive Retirement Plan	Provides income security into retirement and creates a retention incentive through multi-year vesting	N/A	Fixed	Long Term
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population	N/A	Fixed	Short Term

2015 Programs and Pay Decisions

2015 was another outstanding performance year for the Company, as we exceeded our financial objectives and ranked among the top percentile of our industry peers on many fronts. Our 2015 executive compensation awards reflected both financial and operational results that our Board of Directors determined critical to our long term strategic objectives. The connection between our performance results and named executive officer compensation awards continues to be at the forefront of the Compensation Committee’s decision-making. In addition to financial performance, the Compensation Committee also takes into account risk management practices within the organization, including results of federal and state regulatory examinations and internal control matters that may arise from internal and independent audits throughout the year.

In making pay decisions, the Compensation Committee reviews Company, peer and individual performance as well as the results of market survey data prepared by Meyer-Chatfield Compensation Advisors (“MCCA”), the Company’s outside compensation consultant. Below is a summary of our 2015 compensation programs and pay decisions with respect to the  compensation of the named executive officers:

•                  Base Salaries

The Compensation Committee believes that base salaries for named executive officers should be targeted at market competitive levels. Base salaries are reviewed annually and adjusted based on our review of market data and assessment of individual executive performance.

Named Executive Officer	2014 Base Salary	2015 Base Salary
Ronald D. Paul	$807,070	$863,565
James H. Langmead	$334,457	$354,524
Antonio F. Marquez	$290,954	$320,049
Susan G. Riel	$430,194	$456,006
Janice L. Williams	$321,376	$340,659

•                  Senior Executive Incentive Plan

The SEIP was established to reward our executives for achieving or exceeding predefined performance goals. In 2015, all named executive officers participated in the SEIP.  Under the SEIP, an executive is eligible to earn an award based on achievement of Company and individual performance objectives. In response to investor feedback we eliminated the discretionary component of the SEIP, incorporated a formulaic approach and implemented caps (or maximum) payouts for the 2015 plan.

The Compensation Committee defines performance measures and goals for each executive.  The performance measures support our strategic plan and are allocated to executives to create accountability and ensure rewards are tied to our financial and strategic success. The performance measures and weights applicable to our named executive officers are summarized in the table below:

Performance Measure	Mr. Paul	Mr. Langmead	Mr. Marquez	Ms. Riel	Ms. Williams
Net Operating Income (available to common shareholders	35%	15%	20%
Nonperforming Assets	30%
Strategic Alignment	25%	25%	20%
Total Loan Growth (Average Balance CRE)	30%
Average Core Deposit Growth (CRE Team)	20%
Efficiency Ratio	20%	20%
Non-Interest Expenses (Salaries, Benefits, Other Expenses)	20%	20%
Net Interest Margin	15%	25%
Charge-Offs	30%
Dept/Individual Performance	40%	25%	25%	20%	20%

Specific performance goals, and a range of performance for each measure are defined at the start of the performance period.  Below we summarize the performance ranges for each measure, actual performance and the payout percentage used to calculate the incentive payout for each named executive officer.

Performance Measure	Threshold	Target	Target Plus	Actual Performance (Adjusted)
Net Operating Income (available to common shareholders)	$64,333,648	$75,686,645	$87,039,642	$85,292,427
Non-performing assets	$43,122,008	$37,497,398	$31,872,788	$19,091,237
CRE Loan Growth	$599,365,743	$705,136,168	$810,906,593	$802,041,599
Average Core Deposit Growth by CRE	$27,200,000	$32,000,000	$36,800,000	$103,893,000
Efficiency Ratio	49.12%	42.76%	36.35%	41.17%
Non-Interest Expenses	$124,510,627	$108,270,110	$92,029,594	$106,885,076
Net Interest Margin	3.59%	4.22%	4.85%	4.33%
Charge-offs	$14,639,512	$12,730,010	$10,820,509	$8,026,224

Participants receive a pay out of incentive awards at, above or below target, depending on performance results of each performance goal as may be adjusted in accordance with the Plan. Performance must be at least 15% above budgeted goals to achieve target-plus payouts.

Reflecting our above-target performance for the year, the named executive officers received incentive cash payments under the SEIP that were 108% to 147% of their target incentive opportunities.

Named Executive Officer	2015 Incentive Compensation at Target		Actual Payout for 2015 Performance
Ronald D. Paul	$1,295,348		$1,775,075
James H. Langmead	$301,345		$353,426
Antonio F. Marquez	$272,042		$400,061
Susan G. Riel	$387,605		$420,189
Janice L. Williams	$289,558		$425,824

Payments under the SEIP are subject to the Company’s clawback policy. The Compensation Committee maintains the right to exercise discretion in paying bonuses outside of the SEIP in appropriate circumstances. For 2015, no such discretion was exercised by the Committee with regard to the named executive officers.

•                  Mid-Year Bonus

In response to shareholder feedback, the Committee decided that effective in 2016, no mid-year bonuses for the Chief Executive Officer would be granted, and all compensation would be determined as part of the annual process.

In March 2015, before our expanded shareholders engagement process, the Company, under Mr. Paul’s guidance and spearheaded by his personal efforts, sought to raise $65 million in common equity, the proceeds of which were to facilitate the redemption of preferred stock issued to the U.S. Treasury in connection with the Small Business Lending Fund. Through Mr. Paul’s leadership and efforts, the offering was oversubscribed and we concluded the offering earlier than anticipated. A total of $100 million was raised in the offering, allowing not just for the redemption of the preferred stock but the buttressing of the Company’s capital. The Compensation Committee has previously considered whether extraordinary capital transaction efforts and results should be incorporated into base salary (which would result in a higher level of salary) or compensated only in applicable years, as a way to only pay the chief executive officer in years when such transactions occur, rather than in every year. The Committee concluded that not increasing base compensation is in the best interest of the Company, and so did not factor in such scope when setting 2016 base salary. In 2015, Mr. Paul received $750,000 as a cash bonus directly attributable to his performance and efforts in connection with this highly successful raise.

•                  Long term/Equity Compensation – Time-Vested

We believe equity ownership aligns our executives with our shareholders, promotes a long term focus on the performance and success of the Company and serves as a powerful means of retaining our high performing executives.

In February 2015, consistent with our historical practice, we granted equity in the form of restricted stock to our named executives based on an assessment of Company-wide and individual performance in 2014, as well as direct compensation values in accordance with our market analysis.

To determine the amount of the equity award to a particular executive, that executive’s performance is considered along with payouts they earned under our SEIP. We then determine the optimal level of direct compensation (base salary plus cash incentives plus equity) that we believe each executive should receive. For example, a high performing executive who achieved target-plus performance levels on all of his/her goals, as well as the Company-wide goals, would receive an equity award reflective of the matching percentile compared to peers. The Compensation Committee carefully reviews each executive’s performance as well as the Company’s performance relative to peers. Equity awards also reflect having executives’ pay be in line with performance. Using this methodology, the time-vested equity awards granted to named executive officers in 2015 in respect of 2014 performance, ranged from 39% to 52% of an executive’s base salary.

The 2015 time-vested equity awards vest ratably over three years commencing on the first anniversary of the date of grant. This helps retain executives and ensure they maintain a long term focus on maintaining and improving Company-wide performance. We believe this feature of the plan enhances shareholder value for the long term. Our new equity ownership guidelines reinforce our goal for executives to have and hold significant stock.

•                  Long Term Incentive Plan Changes

In response to comments received from shareholders during our investor outreach in 2015, the Compensation Committee adjusted the long term incentive program starting with the 2016 grants in respect of 2015 performance. The new program incorporated performance-based vesting to supplement the use of time-based vesting restricted stock. The 2016 award consists of 35% performance-based restricted stock units (“PRSUs”) and 65% time-vested restricted stock. To facilitate transition and minimize disruption, the Compensation Committee plans to transition to a 50%/50% split over two years. PRSUs will be awarded at target subject to performance-based vesting following a three year measurement period, 2016-2018. At the end of the period, three metrics shall be measured to determine vesting. An executive officer may vest in awards related to none, one, two or all three metrics, depending on the Company performance. In order to receive any vesting for this component, the Company needs to perform at a minimum level of median performance to the KBW NASDAQ Regional Banking Index (KRX) (the “Index”).

The three metrics for the 2016 – 2018 performance grant will be:

¡                 Average Earnings Per Share (“EPS”)growth,

¡                 Average Return on Average Assets (“ROAA”), and

¡                 Average Total Shareholder Return (“TSR”).

Performance shares will be awarded based on the Company’s ranking for each metric relative to the Index and can range from 50% at threshold to 150% at maximum depending on performance. Threshold is defined as median performance, target is defined as the 62.5% percentile, and stretch (or maximum) is defined as the 75th percentile or greater ensuring we only provide rewards for strong performance. Payouts are interpolated on a straight-line pro rata basis in between these points. If the metric does not reach threshold performance (i.e. median performance), PRSUs for that metric will not vest. If only the threshold is met for a metric, then 50% of the award shall become vested. If the maximum is met for a metric, then 150% of the target award shall become vested (with points in between measured on a straight-

line pro rata basis). Metrics performance will be calculated and PRSUs vest no later than March 31 of the year following the performance period (i.e. 2019 for the 2016 awards), or as soon thereafter as data is available. An executive must be employed by the Company, on December 31, 2018 and on the vesting date, except in the event of death, disability or retirement.

The Compensation Committee concluded that the target goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult. The Long Term Incentive Plan does not include exponential upside for exceeding goals, as there is a maximum award tied to each metric.

The Compensation Committee retained the authority to make adjustments to applicable targets and calculations in the event of extraordinary regional circumstances, such as a regional economic downturn arising from force majeure events such as a terrorist act or further governmental sequestration. While this authority is not expected to be utilized, the Committee recognized the possibility of an extraordinary regional economic condition. Since the Index includes a national array of banks, the Committee felt that it was important to be able to react to some circumstance uniquely affecting the Washington, DC metropolitan area, such as a terrorist act and the resulting effect on the economy, and therefore, Company performance.

The long term incentive program is subject to the Company’s clawback policy.

The 2016 program will continue to include time vested equity awards as the Compensation Committee believes this not only a promotes retention, but provides an impetus for achieving continued performance. While awarded in part as a result of individual performance, the number of time vested restricted stock awards to an executive are also based on the overall performance of the Company.

•                  Supplemental Executive Retirement Plan

The Company also provides certain of its executive officers, including all of the named executive officers other than the Chief Executive Officer, with a supplemental retirement benefit, with benefits payable well into retirement years, in order to focus our executives on long term Company performance. This Supplemental Executive Retirement Plan (“SERP”), adopted by the Company in 2013, provides for a lifetime retirement benefit utilizing annuities as a funding source, a program that at the time cost approximately 86% of the cost of similar plans for comparably situated executives that did not utilize annuities. The target retirement age for the benefit is age 67, with reduced benefits prior to age 67.

•                  Retirement Benefit

Our 401(k) plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 3% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match. During 2015, the Company made the maximum matching contributions. Please refer to the discussion accompanying the Summary Compensation Table for additional information regarding the SERP.

•                  Health and Welfare Benefits

We provide health benefits to our executive officers, including the named executive officers, generally on the same basis as all of our full-time employees. These benefits include medical and dental benefits, short-term and long term disability insurance, basic life insurance coverage, and also long term care insurance coverage. We design our employee benefits programs to provide choice and to be affordable and competitive in relation to the market, and to be compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

The Compensation Committee believes our current executive compensation policies and practices are effective in advancing our long term strategic plan, reasonable in relation to our compensation peer group and responsible in encouraging the named executive officers to work for meaningful shareholder returns without taking unnecessary or excessive risks.

•                  Employment, Non-Compete and Severance Arrangements

Each of our named executive officers has an employment agreement which contains provision for payments upon a change in control of the Company under a modified double trigger. Each named executive officer is also party to a non-compete agreement which provides for payments following termination without cause or in connection with a change in control, which payments are contingent on compliance with the agreements’ requirements regarding not competing with the Company and Bank following such termination. None of these agreements provide tax gross-ups. These agreements are described in detail under “Employment and Non-Compete Agreements” following the Summary Compensation Table. The Committee believes that the agreements provide continuity of executive management and employment security, which is conducive to maximum employee effort and valuable protections for the Company and its executive officers.

CEO Pay-for-Performance

We operate in a highly-dynamic business environment, which has been and continues to be characterized by rapidly changing market and customer trends, regulatory changes and requirements, as well as increased expectations from shareholders for meaningful growth without excessive risk taking. To succeed in this environment, our senior leadership must be able to continually refine and enhance products and services; respond to competitive challenges in our markets; attract, satisfy and retain customers; and demonstrate an ability to quickly identify and capitalize on business opportunities.

Our steady and consistent growth over the years, as well as our success in developing a leading market position relative to our peers and competitors, has largely been the result of the exceptional leadership of Mr. Paul, and the team he has assembled, whose focus, creativity and ability to motivate our workforce has enabled us sustained year over year growth and improvement in profitability. As a result, we have sought to structure the compensation opportunities for Mr. Paul to achieve two principal objectives: to motivate and reward the achievement of our annual and longer term financial and strategic objectives and to ensure that he remains with the Company to guide our business into the future.

At the same time, we seek to align the CEO’s compensation with our shareholders’ long term interests. Accordingly, the Compensation Committee focuses on using incentive compensation with long term company performance implications as a key element of his target total direct compensation opportunity.  By focusing on performance-based pay opportunities tied to specific performance goals, the Compensation Committee seeks to ensure the CEO’s pay is aligned with Company performance and the value provided to our shareholders. The compensation plan rewards Mr. Paul if the Company’s performance is exceptional, because of his ability to earn at the higher end of the payouts under the SEIP and receive share awards of restricted stock and PRSUs under the Long Term Incentive Plan. Going forward the Compensation Committee enhanced the performance-based pay program to include performance-vested equity that will reward future performance. The value of his awards and his stock ownership will rise and fall over the long term, with our stock performance. Mr. Paul and his family owned shares of Company stock valued at December 31, 2015 greater than 90 times his 2015 base salary.

Executive Compensation Process

The Role of the Compensation Committee

The Compensation Committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers, including the named executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers.

The Committee considers information from its compensation consultant and legal counsel, as well as Mr. Paul, our Chief Financial Officer and our Human Resources department to formulate recommendations with respect to specific compensation actions. The Compensation Committee makes all final decisions regarding compensation, including base salary levels, target bonus opportunities, actual bonus payments and equity awards. The Compensation Committee meets on a regularly-scheduled basis and at other times, as needed.

The Compensation Committee regularly conducts a review of our executive compensation program to assess whether our compensation elements, actions and decisions (i) are aligned with our vision, mission, values, corporate goals and compensation philosophy, (ii) provide appropriate short-term and long term incentives for our executive officers and (iii) are competitive with the compensation of the executive in comparable positions at the companies with which we compete for executive talent. It is a result of this process that the long term incentive plan was adopted in 2015 and includes forward-looking performance-based vesting.

As part of this process, the Compensation Committee takes into consideration Mr. Paul’s recommendations for NEOs other than himself and a competitive market analysis prepared by its independent compensation consultant. In the course of its deliberations, the Compensation Committee also considers competitive positioning, internal equity and our corporate and individual achievements against one or more short-term and long term performance objectives. The Compensation Committee considers all of this information in light of their individual experience, knowledge of the Company, knowledge of the peer companies, knowledge of each named executive officer and business judgment in making decisions regarding executive compensation and our executive compensation program.

As part of this process, the Compensation Committee also evaluates the performance of Mr. Paul each year and makes all decisions regarding his base salary adjustments (if any), bonus payments and equity awards. Mr. Paul is not present during any of the deliberations regarding his compensation.

The Role of Consultants

The Compensation Committee has engaged the services of MCCA as its independent advisor on matters of executive and board compensation (the “Engagement”). MCCA reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. The Company has affirmatively determined that no conflicts of interest exist between the Company and MCCA or any individuals working on the Company’s account on MCCA’s behalf. In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by MCCA:

•      During 2015, MCCA provided no services to and received no fees from the Company other than in connection with the Engagement;

•      MCCA has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

•      There are no business or personal relationships between MCCA and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by MCCA for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

•      No employees of MCCA owns any stock of the Company; and

•      There is no business or personal relationships between MCCA and any executive officer of the Company other than in respect of the Engagement.

The Role of Management

Input from Mr. Paul is considered by the Compensation Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than Mr. Paul. Although input from Mr. Paul is considered by the Compensation Committee, the Compensation Committee exercises final authority on compensation matters for all named executive officers. Mr. Paul is not present at meetings during which his own compensation is discussed and deliberated.

Competitive Positioning

In making compensation decisions, the Compensation Committee considers the competitive market for executive talent, as well as the compensation policies and practices of the companies with which we compete for talent, which include both publicly-traded and privately-held companies in a wide range of sizes and stages of development. For this purpose, the Compensation Committee uses a number of resources, including executive compensation data compiled by its compensation consultant from publicly-available sources and from various national compensation surveys.

A peer group is one source of reference used by the Compensation Committee. A peer group was developed in 2014 and utilized in 2015 for 2015 salary and incentive targets represented 20 public banks between $2.7 billion and $7.3 billion in assets. The peer group was selected based on assets, performance and regional similarities. In applying the methodology, we started in 2014 with seventy-five public banks between $2.7 billion and $7 billion in assets. We then narrowed the list further using asset size, geographic location, number of employees, number of offices and performance, as well as adjustments for mergers and acquisitions. The Compensation Committee approved the following peer group, consisting of 23 financial institutions, for use in connection with its annual compensation review for 2015 pay decisions.  It is comprised of the prior peer group with the addition of City Holding Company, Financial Institutions, Inc. Lakeland Bancorp, Inc. and NBT Bancorp, Inc.

pTable of Contents

Eagle Bancorp Peer Group

	Bank	Ticker	City	State	ROAE (%) 2015 (Y)	ROAA (%) 2015 (Y)	Net Interest Margin (%) 2015 (Y)	Efficiency Ratio (%) 2015 (Y)	NPAs/ Assets (%) 2015 (Y)	Core EPS Growth (%) 2015 (Y)	Net Charge- offs/Avg Loans (%) 2015 (Y)	Market Cap% Change 2014 (Y) 2015 (Y)
1	Bancorp, Inc.	TBBK	Wilmington	DE	4.48	0.31	2.07	92.23	0.05	-84.1	0.11	-41.27%
2	BNC Bancorp	BNCN	High Point	NC	9.52	0.94	4.16	57.80	0.91	20.6	0.01	84.46%
3	Boston Private Financial Holdings, Inc.	BPFH	Boston	MA	9.50	0.98	2.92	68.46	.36	NA	-0.08	-15.36%
4	Brookline Bancorp, Inc.	BRKL	Boston	MA	7.90	0.90	3.54	56.82	.34	17.8	0.09	14.95%
5	Cardinal Financial Corporation	CFNL	McLean	VA	11.76	1.29	3.32	56.94	0.02	NA	-0.07	15.78%
6	Century Bancorp, Inc.	CNBA	Medford	MA	11.26	0.59	2.18	64.46	NA	4.7	-0.04	8.49%
7	City Holding Company	CHCO	Charleston	WV	13.03	1.52	3.76	54.04	NA	-10.7	0.26	-1.74%
8	Customers Bancorp, Inc.	CUBI	Wyomissing	PA	11.51	0.81	2.81	50.61	0.19	26.9	0.19	40.69%
9	Dime Community Bancshares, Inc.	DCOM	Brooklyn	NY	9.40	0.96	2.89	48.52	0.06	-4.6	-0.03	8.94%
10	Enterprise Financial Services Corp.	EFSC	Clayton	MO	11.47	1.14	3.86	55.07	0.48	40.7	0.06	44.99%
11	Financial Institutions, Inc.	FISI	Warsaw	NY	9.78	0.87	3.18	63.05	0.25	-1.2	0.40	11.91%
12	Flushing Financial Corporation	FFIC	Lake Success	NY	9.93	0.86	3.04	59.21	0.54	1.6	0.06	4.68%
13	Independent Bank Corp.	INDB	Rockland	MA	8.79	0.93	3.40	62.66	0.41	10.9	0.01	18.80%
14	Lakeland Bancorp, Inc.	LBAI	Oak Ridge	NJ	8.28	0.89	3.47	62.02	0.61	4.3	0.06	0.76%
15	Lakeland Financial Corporation	LKFN	Warsaw	IN	12.26	1.29	3.20	48.95	0.35	5.0	0.09	7.77%
16	NBT Bancorp, Inc.	NBTB	Norwich	NY	8.70	0.96	3.50	61.98	0.51	-0.3	0.38	4.99%
17	Northfield Bancorp, Inc.	NFBK	Woodbridge	NJ	3.41	0.63	2.83	63.65	0.28	9.4	0.09	1.26%
18	Oritani Financial Corp.	ORIT	Township of Washington	NJ	9.10	1.44	3.14	39.32	0.50	-3.0	0.03	0.88%
19	Sandy Spring Bancorp, Inc.	SASR	Olney	MD	8.73	1.01	3.44	61.05	0.80	2.2	0.07	0.28%
20	Sterling Bancorp	STL	Montebello	NY	4.86	0.69	3.71	54.28	0.68	8.3	0.13	74.72%
21	Tompkins Financial Corporation	TMP	Ithaca	NY	11.53	1.08	3.38	63.29	0.43	2.8	0.00	2.13%
22	Washington Trust Bancorp, Inc.	WASH	Westerly	RI	12.00	1.19	3.12	57.48	0.58	6.6	0.07	-0.04%
23	WSFS Financial Corporation	WSFS	Wilmington	DE	10.24	1.06	3.87	60.34	0.71	-4.5	0.29	33.22%
	25th Percentile				8.72	0.86	2.98	63.05	0.53	-1.23	0.11	0.82%
	50th Percentile				9.52	0.96	3.32	59.21	0.43	4.27	0.07	7.77%
	75th Percentile				11.49	1.11	3.52	54.68	0.34	9.36	0.02	17.29%
	90th Percentile				11.95	1.29	3.84	49.28	0.06	20.64	-0.04	44.13%
	Eagle Bancorp, Inc.	EGBN	Bethesda	MD	11.40	1.49	4.33	42.81	0.31	18.7	0.17	57.78%
	Eagle Bancorp, Inc. Percent Rank				71St	99th	Highest	98th	73rd	87th	20th	93rd
Source: Meyer-Chatfield Compensation Advisors.

Other Compensation Policies

•      Compensation Recovery Policy (“Clawback”)

The Board of Directors has adopted a policy relating to the “clawback” of incentive compensation paid to executive officers in the event of certain restatements of our financial statements. Under that policy, the Board of Directors will, to the full extent required by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to the executive, and/or effect the cancellation of unvested equity awards previously granted to the executive if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (2) the executive engaged in intentional misconduct or (3) applicable law or listing standard so requires.

•      Robust Stock Ownership Guidelines

In direct response to our 2015 shareholder engagement the Company adopted a policy requiring that our executive officers and directors own, directly or indirectly, shares of our common stock having a value as follows:

¡                 CEO:  6 times base salary

¡                 Directors:  3 times annual retainer/base fee

¡                 Executive Officers:  2 times base salary

The persons subject to this requirement have five years after commencing service to satisfy this minimum holdings requirement; executive officers and directors in office as of the date of the policy was adopted have until December 31, 2020. We note that the CEO already is the largest non-institutional shareholder in the Company, with aggregate family holdings representing over 90 times his 2015 base salary as of December 31, 2015. Total insider ownership equates to approximately 10% of all outstanding stock.

•      Anti-hedging/Anti-pledging Policies

The Company has adopted a policy prohibiting our executive officers and directors from engaging in any hedging of the Company’s common stock, including buying or selling puts or calls, short sales, or any other hedging transaction.

The Company’s policy also limits the ability of directors and executive officers to pledge Company common stock which they own. The policy limits pledging to one-half of the number of shares owned by such person for purposes of the Company’s ownership guidelines, and limits the value of such pledged shares to 25% of the director’s or executive officer’s net worth.

•      Executive Perquisites

We do not provide any significant perquisites or other personal benefits to our executive officers; our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees. In 2013, executive officers were provided a Supplemental Executive Retirement Plan as described on page 49.

•      No Tax ‘‘Gross-Ups’’ or Payments

We do not provide any ‘‘gross-ups’’ or tax payments in connection with any cash or equity compensation element or any excise tax ‘‘gross-up’’ or tax reimbursement in connection with any change in control payments or benefits.

•      Timing and Pricing of Equity Awards

Equity compensation awards for named executive officers and employees are generally approved in the first quarter of each year. Awards may be made periodically for new hires during the year. Awards are based on a number of criteria including the Company’s performance, the relative rank of the employee within the Company and his or her specific contributions to the success of the Company.

The grant date is established when the Compensation Committee approves the grant. We set the exercise price for our stock as the average of the high and low stock price on the grant date.

Our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.

•      Prohibit Re-Pricing or Exchange

Our equity based compensation plans do not permit re-pricing or exchange of underwater options without shareholder approval.

•      No Guaranteed Minimum Bonus

Our SEIP does not guarantee any minimum bonus to executive officers.

Risk Assessment of Incentive Compensation Programs

In setting compensation, the Compensation Committee of the Company also considers the risks to the Company’s shareholders and the achievement of our goals that may be inherent in our compensation programs. Although a significant portion of some employees’ compensation is performance-based and “at-risk,” we believe our compensation program is appropriately structured and does not pose a material risk to the Company. The Compensation Committee of the Company receives feedback from the Chief Risk Officer identifying any risks associated with named executive officer compensation plans and other employee incentive compensation plans. The report below outlines our process and the steps taken to mitigate any risks that were uncovered in our discussions.

Executive Compensation Plan Risk Assessment

Our Chief Risk Officer has reviewed all 2016 incentive programs, including the SEIP, and concluded that none of the plans considered individually or as a group, presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation of financial data in order to increase the size of an award. This feedback was provided to the Compensation Committee.  The conclusions were based on the following:

•      The SEIP is a formal performance-based plan in which the Compensation Committee is deeply involved. The Board of Directors of the Company establishes Company-wide goals early in the performance year through approval of the budget, and communicates these performance goals to the Compensation Committee for their review and approval. We use a balance of Company-wide goals, strategic goals and individual or departmental goals and customize the goals each year based on each executive’s functional responsibility. The Compensation Committee is active in setting and approving the Company-wide goals each year. The Chief Executive Officer provides input on weighting of departmental or individual goals for executive officers. Once these are presented to the Compensation Committee, the Compensation Committee will discuss and approve, or revise the goals for the other named executives.

•      When setting actual officer-specific goals, we consider not only our annual budget, but our strategic initiatives, peer performance and individual goals, which we believe mitigates risk and keeps executives focused on the long term success of the Company. The Compensation Committee reviews these performance evaluations each year, not only to determine final award payouts, but to discuss developmental opportunities for our named executives. In addition, for any payout to occur, we must have satisfactory regulatory ratings and reviews.

•      We believe that target and target plus awards are reasonable and competitive based on market research that was provided by our compensation consultant. We also pay out on a pro-rata basis for actual performance results that fall in between threshold, target and target plus levels but not above the established caps. We believe this reduces the likelihood of an executive misstating numbers to reach the next award level or withholding information to count toward the next performance year.

•      A “clawback” policy was adopted in early 2009 under the SEIP. This allows us to recover all or part of a cash or stock incentive award in certain cases of inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation or where required by law. Accordingly, such activities would not be rewarded. We have updated the clawback policy to permit the Company to recover equity based compensation whenever required by applicable law, regulation, or exchange listing standard.

•      The individual named executive officer employment agreements, which have previously been reviewed and approved by the Compensation Committee, provide for the payment to each named executive officer of base salaries, certain insurance benefits, car allowances, and eligibility for participation in our incentive plans, equity compensation plans and other compensation programs we may adopt, as well as certain benefits and payments upon termination or a change in control. None of the agreements provides for any specific mandatory variable or incentive pay, or any other conditional compensation. As such, the Compensation Committee believes that none of such agreements present any material threat to our capital or earnings, encourage taking undue or excessive risks, or encourage manipulation of financial data in order to increase the size of an award.

Non-Executive Compensation Plan Risk Assessment

Our Chief Risk Officer reviewed 2016 incentive programs in which employees who are not executive officers participate, and provided analysis and conclusions to the Compensation Committee. It was concluded that none of these programs presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation of financial data in order to increase the size of an award. The following incentive compensation plans were reviewed:

•      Under the Community Banking, C&I Lending and Commercial Real Estate Lending plan, certain employees are compensated with cash incentives calculated as a specific percentage of salary or of qualifying loans, deposits and other business they produce. A portion of the potential compensation under these plans is tied to individual and/or team performance and paid on an annual basis. There are also components, such as the collection of loan fees and the expansion of existing, or the establishing of new, customer deposit accounts, that are paid quarterly. We believe intrinsic features of these plans protect us against unnecessary risk taking, including: the plan modifier that reduces or eliminates incentive payouts when asset quality measures decline or fall below minimum acceptable levels.

•      The SBA Lender Incentive plan rewards departmental personnel with a percentage of the net premium income received by the Bank for the sale of a loan. Intrinsic features of this plan address reducing incentive payments when asset quality measures decline or fall below minimum acceptable levels and when there are critical documentation exceptions, to protect us against unnecessary risk taking.

•      Residential Mortgage Loan Officers are generally compensated based on loan production. There are separate agreements with each mortgage loan officer outlining his/her individual compensation package. There is also an incentive program for loan processors, loan closers, and underwriters in the Residential Lending department. Loan processors and loan closers are paid for each loan closed, with closers being required to reach an established minimum number for each month. Underwriters are paid for each loan dispositioned, regardless of the decision made, providing he or she reaches an established minimum number handled per month.

Clawback provisions are included in all incentive compensation plans. All of our incentive plans call for the employee to be in good standing with no adverse written performance documentation. Once an employee receives adverse written documentation for performance, the employee is ineligible to receive incentive payments for a minimum of 90 days.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2015.

Members of the Compensation Committee

Leland M. Weinstein, Chairman

Leslie M. Alperstein, Ph.D.	Harvey M. Goodman

Dudley C. Dworken	Norman R. Pozez

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Paul, the Chairman, Chief Executive Officer and President of the Company; Mr. Langmead, the Chief Financial Officer of the Company; and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2015. The summary compensation table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

Ronald D. Paul,	2015	$863,565	$ 750,000	$1,754,981	$--	$ 1,775,075	$--	$63,112	$5,206,733
Chairman, President and CEO of	2014	$807,070	$ 1,418,929	$416,731	$--	$ 1,314,063	$--	$62,962	$4,019,755
Company; CEO of Bank	2013	$733,700	$ 600,000	$6,057,587(6)	$--	$ 800,141(7)	$--	$63,325	$8,254,753

James H. Langmead,	2015	$354,524	$ --	$489,216	$--	$ 353,426	$281,729	$35,683	$1,514,578
EVP; CFO of Company and Bank	2014	$334,457	$ 225,951	$138,141	$--	$ 141,525	$258,898	$35,828	$1,134,800
	2013	$318,530	$ 40,000	$115,090	$--	$ 164,634	$231,770	$36,191	$906,215

Antonio F. Marquez,	2015	$320,049	$ --	$404,996	$--	$ 400,061	$37,648	$37,858	$1,200,612
EVP; CLO-CRE of Bank	2014	$290,954	$ 35,000	$112,337	$--	$ 448,679	$34,596	$37,708	$959,274
	2013	$271,920	$ 150,000	$99,592	$--	$ 134,872	$31,050	$38,130	$725,564

Susan G. Riel,	2015	$456,006	$ --	$627,991	$--	$ 420,189	$450,946	$34,319	$1,989,451
EVP of Company; SEVP-COO of	2014	$430,194	$ 267,213	$177,713	$--	$ 289,660	$414,451	$34,464	$1,613,695
Bank	2013	$402,050	$ 150,000	$147,245	$--	$ 281,412	$396,951	$34,827	$1,412,485

Janice L. Williams,	2015	$340,659	$ --	$385,021	$--	$ 425,824	$73,395	$27,544	$1,252,443
EVP–CCO of Bank	2014	$321,376	$ 165,000	$132,735	$--	$ 181,592	$67,446	$27,394	$895,543
	2013	$306,072	$ 75,000	$109,870	$--	$ 196,492	$59,970	$27,640	$775,044

(1)

Amount shown for 2015 includes $750,000 paid in recognition of the extraordinary service provided in connection with the $100 million capital raise. See Mid-Year Bonus under the CD&A. Amount shown for 2014 includes $1.3 million paid in recognition of the extraordinary services provided by Mr. Paul in connection with the VHB merger and

	amounts based on 2014 performance which are paid in the following year. Amounts shown for 2013 are based on 2013 performance and are paid in the following year.

(2)

Represents the grant date fair value of awards of restricted stock and PRSUs granted in the subsequent year for performance during year indicated, except for Mr. Paul’s 2013 award. Please refer to footnote 6 for information regarding Mr. Paul’s 2013 award. Please refer to note 17 to the Company’s Consolidated Financial Statements for the year ended December 31, 2015 for a discussion of the assumptions used in calculating the grant date fair value.

(3)	Reflects amounts awarded under the Company’s Senior Executive Incentive Plan. Amounts shown are based on performance in the year indicated and are paid in the following year.

(4)

Represents the value of the increase in the named executive officer’s accumulated benefit under the SERP adopted in 2013, assuming normal retirement at age 67 and a discount rate of 4.5%. Amounts reflected in this column are not currently payable to the named executive officers and are not considered for purposes of determining the identities of the named executive officers. Please refer to the discussion under the caption “SERP” below, and to the Pension Benefits table below for additional information about the SERP.

(5)	Other compensation consisted of the following items:

	Name	Year	Car Allowance	Insurance Premiums	401(k) Matching Contributions
	Ronald D. Paul	2015	$18,000	$37,162	$7,950
		2014	$18,000	$37,162	$7,800
		2013	$18,000	$37,675	$7,650

	James H. Langmead	2015	$9,000	$18,733	$7,950
		2014	$9,000	$19,028	$7,800
		2013	$9,000	$19,541	$7,650

	Antonio F. Marquez	2015	$13,000	$16,908	$7,950
		2014	$13,000	$16,908	$7,800
		2013	$13,000	$17,480	$7,650

	Susan G. Riel	2015	$9,000	$17,369	$7,950
		2014	$9,000	$17,664	$7,800
		2013	$9,000	$18,177	$7,650

	Janice L. Williams	2015	$9,000	$10,594	$7,950
		2014	$9,000	$10,594	$7,800
		2013	$9,000	$10,990	$7,650

(6)

Represents the grant date fair value of awards of restricted stock, 11,913 of which were granted in 2014 for performance during 2013, and 275,000 of which were issued during 2013 in lieu of participation in the SERP program for executive officers adopted in 2013.

(7)	In lieu of a cash award, the amount shown was paid in the form of a grant of 35,640 shares of restricted stock at $20.632 per share under the 2006 Stock Plan.

During 2015, the Company did not maintain any nonqualified deferred compensation programs or arrangements. Prior to 2013, the Company did not maintain any defined benefit retirement plans. In February 2013, the Bank adopted SERP for senior executives, including all of the named executive officers other than Mr. Paul. Under the SERP, upon an executive’s retirement, the Bank will pay a stated monthly payment for the executive’s lifetime. The retirement benefit is tied to a percentage of the executive’s projected average base salary over the five years preceding retirement, assuming retirement at age 67. The SERP provides that (a) the benefits vest ratably over six years of service to the Bank, with the executive receiving credit for years of service prior to entering into the SERP, (b) death, disability and change-in-control will be deemed to be retirement resulting in immediate vesting, and (c) the monthly amount will be reduced if retirement occurs earlier than age 67 for any reason other than death, disability or change-in-control. The SERP further provides for a death benefit in the event the executive has not received at least 180 monthly installments of supplemental retirement benefits; the death benefit will be based upon an election by the executive for either a lump sum payment or continued monthly installment payments, such that the executive and the executive’s beneficiary have received payment(s) sufficient to equate to a cumulative 180 monthly installments. The benefits to the named executive officers are as set forth in the following table:

Name	Title	Percentage Projected of Salary
James H. Langmead	EVP and CFO – Company and Bank	30%
Antonio F. Marquez	EVP and CLO – Commercial Real Estate Bank	25%
Susan G. Riel	EVP – Company; SEVP and COO Bank	35%
Janice L. Williams	EVP and CCO Bank	30%

The SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits and comply with Section 409A of the Internal Revenue Code (the “Code”). The Bank has elected to finance the retirement benefits by purchasing annuities that have been designed to provide a future source of funds for the lifetime retirement benefits of the SERP Agreements. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. For additional information regarding the SERP, please refer to the table under the caption “Pension Plan.”

Employment and Non-Compete Agreements

The Company and Mr. Paul are parties to an amended and restated employment agreement, effective January 1, 2014, governing his service and compensation as President and Chief Executive Officer of the Company. The current term of Mr. Paul’s employment agreement expires on December 31, 2018. On each December 31, the term of the agreement automatically extends for one additional year, unless Mr. Paul has given notice of his intention not to renew the term. Under his agreement, Mr. Paul is entitled to receive a current annual base salary for 2016 of $863,565, subject to periodic increase. No increase in base salary was made for 2016. Separately, Mr. Paul received a 3% cost of living adjustment payment. Mr. Paul may receive grants of options or restricted stock, and may also receive a bonus, in the discretion of the Board of Directors. Mr. Paul is also entitled to receive a monthly automobile allowance of $1,500 and $1,000,000 of Bank paid life insurance (at standard rates). Mr. Paul is entitled to participate in all other benefit programs generally available to employees or directors of the Bank or the Company. The compensation under Mr. Paul’s employment agreement is in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank.  In the event of termination of Mr. Paul’s employment for any reason other than for cause (as defined), Mr. Paul (or his estate), is entitled to receive an amount in cash equal to 1.99 times his then current base salary and most recent annual cash and equity bonuses, subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank. In addition, subject to the effect of such provisions, all of Mr. Paul’s options and restricted stock will immediately vest upon any termination.

Each of the four other named executive officers has an amended and restated employment agreement with the Bank. Each of the agreements expires August 31, 2017. The other named executive officers have 2016 base salaries as follows: Mr. Langmead – $425,429; Mr. Marquez – $368,056; Ms. Riel – $478,806; Ms. Williams - $391,758. Each of these officers is also entitled to participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all executive officers and employees of the Bank or the Company. Under each agreement if the officer’s employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), he/she would be entitled to receive continued payment of health insurance premiums under COBRA for one year, subject to his/her compliance with the non-compete and non-disturbance provisions of the agreement. In the event of termination of the other named executive officer’s respective employment without cause within 120 days before a change in control, or within 12 months after a change in control; the reduction in his/her compensation or position or responsibilities, or the voluntary termination of employment within the 30 day period following 12 months after a change in control, Mr. Langmead, Ms. Riel, and Ms. Williams would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) his/her base salary at the highest rate in effect during the 12 months preceding termination, (ii) cash bonuses paid to the officer in the most recent 12 months, as well as three years continuation of life, health, long term care and other non-health insurances and benefits, in the case of Mr. Langmead, Ms. Riel and Ms. Williams, and Mr. Marquez would be entitled to receive a lump sum payment equal to 0.99 times the sum of (i) his base salary at the highest rate in effect during the 12 months preceding termination (ii) cash bonuses (incentive plan and discretionary) paid in the most recent 12 months as well as three years continuation of life, health, long term care and other non-health insurances and benefits, increasing to 1.99 times his base salary after his fifth anniversary with the Bank, in each case subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as an “excess parachute payment.”

Each of Mr. Paul and the other named executive officers is also a party to a non-compete agreement with the Bank. The non-compete agreements provide that in the event of termination of the officer’s employment by the Bank without “cause” as defined in such officer’s amended and restated employment agreement, including without limitation, in the event of a “change in control” as defined in the officer’s amended and restated employment agreement, or such officer’s resignation following a change in control as provided in the officer’s amended and restated employment agreement (collectively, “Separation”), and subject to the officer timely signing and delivering to the Bank (a) a General Release and Waiver and (b) a monthly certification regarding compliance with the confidentiality and non-competition provisions of the non-compete agreement and reporting other compensation, the Bank shall, for one (1) year following the date on which the release is executed and delivered to the Bank, continue to pay the officer, monthly in arrears, salary at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus (incentive plan and discretionary), if any, for each month of the period during which the officer is in full compliance with the provisions of the agreement.

The non-compete agreements require that for one year after separation, the officer will not, without express written consent of the Bank (except for services performed for or on behalf of the Bank and its affiliates), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any person or entity in return for remuneration or a right to remuneration of any kind, including but not limited to current or deferred compensation, wages, salary, fees, benefits, tangible or intangible property or ownership rights or interests or other property rights, whether paid or conveyed to the officer or promised in the future by any person, business or other entity as a result of, or in exchange for, any work or services performed, or any intellectual property conveyed by such officer.

The table below sets forth the base salary as of December 31, 2015, and the amount of Bank paid life insurance (at standard rates) to which the named executive officers are entitled. The amount to which each of the named executive officers would be entitled to if he/she were terminated, other than for cause or in connection with a change in control, as of December 31, 2015 is set forth in the fourth column of the table below. Such amounts include full payment of amounts due under the non-compete agreements.

The estimated amount of the cash payment which each of the named executive officers would be entitled to receive if the change in control termination benefits were paid as of December 31, 2015, including the full amount payable under the non-compete agreements (without adjustment for other amounts which might be payable as a result of the change in control) is set forth in column 5 of the table below, the value of the accelerated equity awards is set forth in column 6 of the table below, the value of the accelerated vesting of benefits under the SERP is in column 7 and the sum of these three amounts is set forth in column 8.

1	2	3	4	5	6	7	8
Name	Base Salary	Bank Paid Life Insurance (at standard rates)(1)	Payment Following Termination Without Cause(2)	Cash Payment Upon Termination in Connection with a Change in Control(2)	Value of Equity Awards Accelerated Upon a Change in Control(3)	Value of SERP Vesting Acceleration	Sum of Amounts Payable Upon a Change in Control (Sum of Columns 5. 6. and 7))(4)
Ronald D. Paul	$863,565	$1,000,000	$2,226,406	$15,830,528	$13,436,277	$0	$29,266,805
James H. Langmead	$354,524	$750,000	$577,112	$2,172,970	$657,574	$614,479	$3,445,023
Antonio F. Marquez	$320,049	$750,000	$322,799	$1,518,017	$404,265	$640,615	$2,562,897
Susan G. Riel	$456,006	$750,000	$899,323	$2,671,930	$905,987	$856,374	$4,434,291
Janice L. Williams	$340,659	$750,000	$488,181	$2,336,161	$508,435	$939,859	$3,784,455

(1)            The cost of this benefit is reflected under “All Other Compensation” in the Summary Compensation Table, and the amount paid in respect of each officer is reflected in the footnotes to that table.

(2)            Includes amounts payable under non-compete agreements.

(3)            Reflects the excess of the last trade price for the Company’s common stock on December 31, 2015 over the exercise or strike price of unvested options, plus the last trade price of unvested shares of restricted stock (assuming vesting of the maximum number of shares subject to the award). Out of the money options have been excluded from the calculation.

(4)            Reflects estimated maximum cash payment upon termination in connection with a change in control plus the accelerated value of equity awards. Does not reflect adjustment, if any, of total amount for effect of Section 280G limitation.

Grants of Plan-Based Awards

The following table presents information regarding awards made during 2015 to named executive officers under the Company’s 2006 Stock Plan and SEIP. The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2015 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved. The amounts reflected under All Other Stock Awards and Grant Date Fair Value of Stock and Option Awards reflect the shares of restricted stock issued in 2015 under the 2006 Stock Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards at Target	All Other Stock Awards Number of Shares of Stock or Units	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Ronald D. Paul	02/10/15		11,563	--	N/A	$416,731
	4/22/15; as revised 12/16/15	$1,295,348
James H. Langmead	02/10/15		3,833	--	N/A	$138,141
	4/22/15; as revised 12/16/15	$301,345
Antonio F. Marquez	02/10/15		3,117	--	N/A	$112,337
	4/22/15; as revised 12/16/15	$272,042
Susan G. Riel	02/10/15		4,931	--	N/A	$177,713
	4/22/15; as revised 12/16/15	$387,605
Janice L. Williams	02/10/15		3,683	--	N/A	$132,735
	4/22/15; as revised 12/16/15	$289,558

Under the 2006 Stock Plan, the Company can make awards of stock options, stock appreciation rights (“SARs”), and restricted stock to employees of the Company and to Bank, including all of the named executive officers. The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2015 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved. The aggregate amount which could be earned by the named executive officers, at the target level, represented from 87% to 203% of salary in 2015. These levels are higher than the levels in 2014 because the 2014 SEIP included the discretionary “performance factor.” The performance factor was dropped from the 2015 SEIP in response to shareholder feedback, necessitating the increase in the formula, to enable the SEIP to provide appropriate levels of compensation.

A portion of the aggregate amount is subject to the achievement of designated Company or individual performance targets. No amounts are payable if the Company does not achieve at least 85% of the net income goal. If at least the threshold performance metric is met, proportional payouts are made if performance is between payout levels. The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. The attainment of target-plus levels poses highly challenging goals to performance achievement and represents a substantial percentage return on incentive costs. The amounts paid in 2016 pursuant to the SEIP for 2015 performance, represented from 92% to 206% of base salary for the named executive officers. The actual amounts earned with respect to 2015 performance, which reflect payments for achievement of results in certain categories in excess of target levels, are reflected in the Summary Compensation Table for 2015 in the column labeled “Nonequity Incentive Plan Compensation.”

The foregoing table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers during 2015 under the Company’s 2011 Employee Stock Purchase Plan, which is generally available to substantially all employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award by award basis, information concerning all awards of stock options, restricted stock held by named executive officers at December 31, 2015. All options were granted with an exercise price of 100% of market value as determined in accordance with the applicable plan. The number of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends and stock splits effected after the date of such award, but have not otherwise been modified.

Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested(1)

Ronald D. Paul	36,300(2)	--	$15.47	10/18/2016
	23,580(3)	6,670 (3)	$10.79	1/16/2018
	--	56,910(4)	$5.76	1/08/2019
					24,112(5)	$1,216,933
					166,951(6)	$8,426,017
					7,942(7)	$400,833
					11,563(13)	$583,585

James H. Langmead	6,050(8)	--	$10.79	1/16/2018
	22,220(9)	--	$5.76	1/08/2019
					3,366(10)	$169,882
					3,448(11)	$174,021
					2,382(12)	$120,220
					3,833(13)	$193,452

Antonio F. Marquez					440(10)	$22,207
					2,392(11)	$120,724
					2,061(12)	$104,019
					3,117(13)	$157,315

Susan G. Riel	6,050(8)	--	$10.79	1/16/2018
	35,200(9)	--	$5.76	1/08/2019
					4,884(10)	$246,495
					5,089(11)	$256,842
					3,047(12)	$153,782
					4,931(13)	$248,868

Janice L. Williams	29,260(9)	--	$5.76	1/08/2019
					2,090(10)	$105,482
					2,027(11)	$102,303
					2,274(12)	$114,769
					3,683(13)	$185,881

(1)	Based on the $50.47 closing price of the common stock on December 31, 2015.

(2)

Represents grant of stock options pursuant to Company’s 2006 Stock Plan. Vests in installments, commencing with an installment of 1,027 shares on January 1, 2007, five annual installments of 6,465 shares on January 1, 2008 through 2012 and a final installment of 2,947 shares on January 1, 2013.

(3)

Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as an officer. Vests in installments, commencing with an installment of 5,043 shares on January 16, 2013, two annual installments of 9,269 and 9,268 shares on January 16, 2014 and 2015, and a final installment of 6,670 shares on January 16, 2016.

(4)

Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as an officer. Vests in installments, commencing with an installment of 4,863 shares on January 1, 2016 and three annual installments of 17,349 shares on January 1, 2017 through 2019.

(5)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in five equal annual installments commencing on the date of grant.

(6)	Represents grant of restricted stock in lieu of participation in SERP. Award vests in four equal installments commencing on the first anniversary of the date of grant.

(7)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

(8)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in three annual installments commencing on the first anniversary of the date of grant.

(9)	Represents grants of stock options pursuant to the Company’s 2006 Stock Plan. Vests in five substantially equal annual installments, commencing on the first anniversary of the date of grant.

(10)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in five equal annual installments commencing on the date of grant.

(11)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in four equal annual installments commencing on the first anniversary of the date of grant.

(12)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

(13)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

Options Exercised and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers during 2015, the aggregate amount realized upon such exercises, based on the difference between the closing market price on the exercise date and the exercise or base price, and information regarding shares of restricted stock held by named executive officers which vested during 2015, and the value realized upon such vesting based on the closing price on the vesting date. The following table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan. Readers should note that the grant date fair value of awards of options and restricted stock, the vesting and exercise of which is disclosed below, has been included in prior years in the compensation of named executive officers, and therefore does not represent additional compensation paid by the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ronald D. Paul	--	--	111,559	$4,032,216
James H. Langmead	10,224	$253,559	7,100	$257,655
Antonio F. Marquez	--	--	2,666	$96,896
Susan G. Riel	--	--	9,433	$340,858
Janice L. Williams	--	--	5,148	$187,769

Employee Benefit Plans

The Bank provides a benefit program which includes health and dental insurance, life and long term and short-term disability insurance, and a 401(k) plan under which the Company makes matching contributions up to 3% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year. Executive officers and directors also are provided long term care insurance. The Company also maintains the 2011 Employee Stock Purchase Plan, which is a qualified plan under Section 423 of the Internal Revenue Code (the “ESPP”). Under the ESPP, substantially all employees other than certain part time employees and those who have not been with the Company for at least six months, and employees who are greater than 5% shareholders, are eligible to purchase shares of the Company’s common stock at a discount to the market price.

Equity Compensation Plans

During 2015, the Company maintained two equity compensation plans, the 1998 Stock Option Plan (the “1998 Plan”) and the 2006 Stock Plan (the “2006 Stock Plan”), each of which has been approved by shareholders. The purpose of each plan is to attract, retain, and motivate key officers, employee and directors of the Company and the Bank by providing them with a stake in the success of the Company as measured by the value of its shares. As of December 31, 2015, no options to purchase shares of common stock remained outstanding under the 1998 Plan. No further options can be granted under the 1998 Plan.

Under the 2006 Stock Plan, as amended, an aggregate of 1,996,500 shares of common stock are subject to issuance upon the exercise of incentive stock options (“ISOs”), non-incentive stock options (“Non-ISOs”) and SARs, and the award of shares of restricted stock to such employees as the Committee may designate, and for the issuance of Non-ISOs or restricted stock to directors and advisory board members of the Company, the Bank, and their affiliates. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the number and kind of shares of stock as to which options, SARs and restricted stock may be awarded under the 2006 Stock Plan, the affected terms of all outstanding options, SARs and shares of restricted stock, and the aggregate number of shares of common stock remaining available for grant under the 2006 Stock Plan will be adjusted. As of December 31, 2015, options to purchase an aggregate of 261,399 shares of common stock, and unvested awards of 369,093 shares of restricted stock were outstanding under the 2006 Plan, and 340,874 shares remained available for the grant of additional awards.

In connection with the acquisition of Fidelity, the Company assumed Fidelity’s option plans.  Options to purchase an aggregate of 237,100 shares of common stock were assumed in connection with the acquisition, of which 1,648 remained outstanding as of December 31, 2015. No further options can be granted under Fidelity’s plans.

In connection with the acquisition of VHB the Company assumed VHB’s option plans. Options to purchase an aggregate of 401,497 shares of common stock were assumed in connection with the acquisition, of which 35,693 remained outstanding as of December 31, 2015. No further options can be granted under VHB’s plans.

As of December 31, 2015, the Company had options and unvested restricted stock awards with respect to an aggregate of 667,833 shares of common stock issued and outstanding under all equity compensation plans. Subsequent to December 31, 2015, 15,445 shares of time-vested restricted stock were issued to employees other than executive officers and to non-employee directors, and time-vested restricted stock and PRSUs was issued to our executive officers as set forth below:

Name	Time Vested Restricted Stock	PRSUs (at Target)
Ronald D. Paul	25,071	13,500
James H. Langmead	6,989	3,763
Antonio F. Marquez	5,786	3,115
Susan G. Riel	8,971	4,831
Janice L. Williams	5,500	2,962
All executive officers as group (8 persons)	64,920	34,957

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of the named executive officers based on the number of years of credited service under the SERP as of December 31, 2015. Please refer to the discussion under the caption “Supplemental Executive Retirement Plan” and accompanying the Summary Compensation Table for additional information regarding the SERP.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Ronald D. Paul	N/A	N/A	N/A	N/A
James H. Langmead	Supplemental Executive Retirement and Death Benefit Agreement	11	$772,398	$--
Antonio F. Marquez	Supplemental Executive Retirement and Death Benefit Agreement	5	$103,294	$--
Susan G. Riel	Supplemental Executive Retirement and Death Benefit Agreement	18	$1,262,346	$--
Janice L. Williams	Supplemental Executive Retirement and Death Benefit Agreement	13	$200,811	$--

Certain Relationships and Related Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and their associates. All of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.  Loans to insiders require approval by the Board of Directors, with any interested director not participating.  The Company also applies the same standards to any other transaction with an insider. Additionally, loans and other related party transactions involving Company directors must be reviewed and approved by the Audit Committee.

The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company during the year ended December 31, 2015 amounted to $57.6 million, representing approximately 7.8% of the Company’s total shareholders’ equity at December 31, 2015.  In the opinion of the Board of Directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties. On December 31, 2015, $29.9 million of loans were outstanding to individuals who, during 2015, were officers, directors or affiliates of the Company. At the time each loan was made, management believed that these loans involved no more than the normal risk of collectability and did not present other unfavorable features. None of such loans were classified as Substandard, Doubtful or Loss.

The Bank leases certain office space from limited liability companies in which Mr. Paul or a trust for the benefit of Mr. Paul’s children has a majority interest. During 2015, the Bank paid an aggregate of $1,550,562 in rent in respect of these properties, excluding certain pass through expenses.

Mr. Rogers is a partner in the law firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A. which has provided, and continues to provide, legal services to the Company and its subsidiaries. During 2015, the Company and its subsidiaries paid aggregate fees of $984,093 to that firm.

Ryan Riel, the son of Ms. Riel, is employed by the Bank as a Lending Group Leader. During 2015, Mr. Riel’s total compensation was $527,777, including base salary, incentive bonus payments and awards of restricted stock. Mr. Riel’s compensation is determined on the same basis as all other comparable employees, and is determined by the Compensation Committee, without any participation or input by Ms. Riel.

William Sherrill, a son-in-law of Ms. Riel, is, employed by the Bank as a mortgage loan officer.  During 2015, Mr. Sherrill’s total compensation was $213,409, which was primarily commission and incentive income. Mr. Sherrill’s compensation is determined on the same basis as other comparable employees under a defined commission plan, without any participation or input by Ms. Riel.

Kenneth Van Valkenburgh, a brother-in-law of Mr. Paul, is employed by the Bank as a Vice President, Insurance Sales. During 2015, Mr. Van Valkenburgh’s total compensation was $172,714, including base salary, an incentive bonus payment and an award of restricted stock. Mr. Van Valkenburgh’s compensation is determined on the same basis as other comparable employees, without any participation or input by Mr. Paul.

Proposal 2:  Amendment of the Articles of Incorporation

At the meeting, shareholders are being asked to approve an amendment to the Company’s Articles of Incorporation which would replace the current standard for the election of directors, plurality voting. The amendment, if approved, would:

•        require that nominees for election as director in uncontested elections must receive the affirmative vote of at least a majority of the votes cast; and

•        require that any director who does not receive at least a majority of the votes cast in an uncontested election submit their resignation.

Purpose of the Amendment.  Under the Maryland General Corporation Law and the Company’s Articles of Incorporation and bylaws, the vote required to elect directors is a plurality of the votes cast. Plurality voting means that the persons receiving the greatest number of votes “FOR” their election are elected as director, up to the number of available seats. In an uncontested election, where there are the same number of nominees as there are directors being elected, one “FOR” vote results in the election of a director. “WITHHOLD” or “AGAINST” votes do not have an impact on the election. In a contested election under a plurality voting standard, where there are more nominees than seats (i.e. nine nominees for eight seats), the nominees with the highest number of votes, up to the number of available seats (i.e. the eight highest “FOR” vote recipients), will be elected.

The plurality voting standard has been criticized as an inappropriate and unchallenging voting standard, in that it allows directors to be elected even in the face of overwhelming disapproval of a nominee’s election, and as such it effectively disenfranchises shareholders. Advocates of majority voting standards believe that adoption of a more challenging standard for the election of directors will empower shareholders, increase director accountability, confirm that directors who are elected will have the support of the shareholders and improve the performance of the Board of Directors and individual directors.

After hearing from a number of shareholders and considering the issue, the Company believes that it is in the best interests of the Company and its shareholders to adopt a more challenging voting standard.  The Board of Directors believes that the interests of the individual directors have always been closely aligned with those of shareholders. The implementation of the proposed amendment in prior director elections would not have resulted in any director not being elected. However, the Board of Directors desires to be responsive to the Company’s shareholders, and believes that the proposed majority vote standard with mandatory resignation represents a best governance practice, and would further align the interests of the Board of Directors with those of shareholders. Adoption of the majority vote standard as a part of the Articles of Incorporation would prevent a future Board of Directors from reverting to a plurality voting standard, without mandatory resignation, in uncontested elections without the prior approval of the shareholders.

The Amendment.  The Board of Directors has approved, subject to shareholder approval, the amendment of Article V of the Articles of Incorporation to read in its entirety as follows:

“Directors.  (a) The number of directors constituting the entire board shall be not less than three (3) nor more than twenty-five (25), the exact number of which as may be fixed from time to time in accordance with the bylaws, provided that the number of directors shall not be reduced so as to shorten the term of any director then in office.

(b) Directors shall be elected by the vote of a plurality of the votes cast in the election of directors, for which purpose unvoted shares and abstentions shall not be counted, provided, however, that if there is an Uncontested Election (hereinafter defined), and a nominee (including a currently serving director nominated for reelection) does not receive a Majority Vote for Election (hereinafter defined) then such nominee shall immediately after the certification of the shareholder vote relating to the election, submit his or her resignation, subject to acceptance or declination by the Board of Directors. Such resignation shall be effective upon the first to occur of: (i) acceptance by the Board of Directors or (ii) 120 days after the date of certification of the shareholder vote relating to the election. An Uncontested Election is defined as any election of directors in which the number of nominees is equal to or less than the number of directors to be elected. A Majority Vote for Election is defined as more votes being cast for such nominee’s election than against such nominee’s election, counting votes against such nominee’s election or for which voting authority for such nominee’s election is expressly withheld, but not including unvoted shares or abstentions. No resignation shall be required to be submitted in the event a nominee does not receive a Majority Vote For Election in an election which is not an Uncontested Election.  The bylaws shall establish procedures relating to the submission, and the acceptance or declination, of such resignations.”

If the amendment is approved, then beginning with the 2017 annual meeting of shareholders, each nominee for election as director in an uncontested election will have to receive a majority of the votes cast in the election (excluding unvoted shares and abstentions), and any nominee who did not, would be required to immediately submit his or her resignation, subject to acceptance or declination by the Board of Directors.

The resignation of a director who did not receive a majority vote would become effective upon the earlier of its acceptance by the Board of Directors or 120 days after certification of the shareholder vote relating to the election, unless the resignation is declined by the Board of Directors. The 120 day period for effectiveness of a resignation is provided in order to permit a smooth transition of director duties, and to provide the Board with sufficient time to determine whether to fill the resigning director’s seat, and to identify and vet candidates with the appropriate skills, special expertise, understanding of the Company’s business and industry, and other characteristics necessary to serve as a successful director of the Company. Under the amendment, the Board of Directors would retain the right to decline a resignation, but anticipates that it would only exercise that right in extraordinary circumstances, as may be necessary to ensure the continued successful operation of the Company. The Company would file a Current Report on Form 8-K reporting the Board of Director’s decision to accept a resignation, or, in the event that a resignation is declined, disclosing the decision to decline and an explanation of the Board’s reasons for declining the resignation. In a contested election of directors, where there are more candidates for election than there are seats on the Board of Directors up for election, directors would continue to be elected on the basis of a plurality vote.

If the amendment is approved, the bylaws of the Company would be amended as set forth in Exhibit B, to provide further details on the implementation of the amendment.

Vote Required and Recommendation. Approval of the proposed amendment to the Articles of Incorporation requires the favorable vote of at least two-thirds of the outstanding  shares of common stock entitled to vote. The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the proposed amendment to the Articles of Incorporation.

Proposal 3:  2016 Stock Plan

General

The Board of Directors has adopted the Eagle Bancorp, Inc. 2016 Stock Plan (the “2016 Stock Plan”), subject to approval by the Company’s shareholders. A copy of the 2016 Stock Plan is attached hereto as Exhibit A and should be consulted for additional information. All statements made herein regarding the 2016 Stock Plan, which are only intended to summarize the 2016 Stock Plan, are qualified in their entirety by reference to the 2016 Stock Plan.

If approved, the 2016 Stock Plan will replace the 2006 Plan, and no further awards will be granted under the 2006 Plan.  Awards issued under the 2006 Plan will continue in effect and will be subject to the requirements of that plan, but no new awards will be granted under it. The 2016 Stock Plan authorizes awards for up to1,000,000 shares of Company common stock over its ten-year term.

Purpose of the 2016 Stock Plan

The purpose of the 2016 Stock Plan is to advance the interests of the Company by providing directors and selected employees of the Bank, the Company, and their affiliates with the opportunity to acquire shares of common stock, through awards of options, time vested restricted stock, performance-based restricted stock and stock appreciation rights. By encouraging stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and employees of the Company, the Bank and any affiliate to promote the success of the business as measured by the value of its shares, and to increase the commonality of interests among directors, key employees and other shareholders. It is expected that the 2016 Stock Plan will enable the Company to provide key employees with a significant portion of their overall compensation package in equity, and to tie a portion of that equity compensation to performance.

The Board of Directors is seeking shareholder approval of the 2016 Stock Plan in order to satisfy the requirements of the Internal Revenue Code for favorable tax treatment of incentive stock options, to exempt certain option transactions from the short-swing trading rules of the Securities and Exchange Commission, and to satisfy the listing requirements of NASDAQ.

Description of the 2016 Stock Plan

Administration. The 2016 Stock Plan is administered by the Compensation Committee of the Board of Directors (in this proposal, the “Committee”). In the absence at any time of a duly appointed Committee, the 2016 Stock Plan will be administered by the members of the Board of Directors who are Independent Directors.

The Committee has discretion and authority to select participants and grant awards, to determine the form and content of any awards made under the 2016 Stock Plan, to interpret the 2016 Stock Plan, to prescribe, amend and rescind rules and regulations relating to the 2016 Stock Plan, and to make all other decisions necessary or advisable in connection with administering the 2016 Stock Plan, including establishing the corporate, divisional or individual performance or achievement standards on which an award may be contingent. All decisions, determinations and interpretations of the Committee are final and conclusive on all persons affected thereby. Members of the Committee will be indemnified to the full extent permissible under the Company’s Articles of Incorporation and bylaws in connection with any claims or other actions relating to any action taken under the 2016 Stock Plan.

Eligible Persons; Types of Awards.  Under the 2016 Stock Plan, the Committee may grant incentive stock options, non-incentive stock options (together with ISOs, “Options”), stock appreciation rights and shares of restricted stock (in this proposal, “Restricted Stock”) to such employees as the Committee may designate, and may grants Non-ISOs and shares of Restricted Stock to directors and advisory board members of the Company, the Bank, and their affiliates.

Financial Effects to the Company of Grants.  The Company will receive no monetary consideration for the granting of awards under the 2016 Stock Plan. It will receive no monetary consideration other than the option exercise price for shares of common stock issued to optionees upon the exercise of their Options. Generally, it will receive no monetary consideration for the exercise of SARs or the issuance of Restricted

Stock.

The Company is required to accrue compensation expense for the grant of Options or other equity based instruments such as SARs and Restricted Stock. Generally, the measurement date of the expense is the date of grant, subject to adjustment over the vesting or performance period for the award.

Shares Available for Grants.  The 2016 Stock Plan reserves 1,000,000 shares of common stock for issuance upon the exercise of Options, SARs and the grant of Restricted Stock, which represents less than 3.0% of current total outstanding shares. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the number and kind of shares of stock as to which Options, SARs and Restricted Stock may be awarded under the 2016 Stock Plan, the affected terms of all outstanding Options, SARs and shares of Restricted Stock, and the aggregate number of shares of common stock remaining available for grant under the 2016 Stock Plan will be adjusted. Generally, the number of shares as to which SARs are granted are charged against the aggregate number of shares available for grant under the 2016 Stock Plan, provided that, in the case of a SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the option and vice versa, only the number of shares of common stock subject to the option shall be charged against the aggregate number of shares of common stock remaining available under the 2016 Stock Plan. If awards should expire, become unexercisable, or be forfeited for any reason without having been exercised or become vested in full, the shares of common stock subject to such awards will be available for the grant of additional awards, unless the 2016 Stock Plan has been terminated. Shares issued upon the exercise of Options or SARS or in respect of Restricted Stock awards may be either authorized but unissued shares or, to the extent permitted by Maryland law, treasury stock.

Duration of the 2016 Stock Plan and Grants.  The 2016 Stock Plan, if approved at the meeting, will have a term of ten years from May 12, 2016, its effective date, after which date no awards may be granted. The maximum term for an Option or SAR is ten years from its date of grant, except that the maximum term of an ISO may not exceed five years if the optionee owns more than 10% of the common stock on the date of grant. The expiration of the 2016 Stock Plan, or its earlier termination, will not affect any award then outstanding.

Repricing.  No awards under the 2016 Stock Plan may be repriced or exchanged for awards with lower exercise prices without the approval of shareholders.

Options.  The exercise price of Options may not be less than 100% of the fair market value of the common stock on the date of grant. In the case of an optionee who owns more than 10% of the outstanding common stock on the date of grant, such option price may not be less than 110% of fair market value of the shares. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the common stock with respect to which ISOs are exercisable by an optionee for the first time during any calendar year (under all plans of the Company and of any subsidiary) exceeds $100,000, the Options will be treated as Non-ISOs, and not as ISOs. In the event that the fair market value per share of the common stock falls below the exercise price of previously granted Options, the Committee will have the authority, with the consent of the optionee, to cancel outstanding Options and to issue new Options with an exercise price equal to the then current fair market price per share of the common stock, provided that no such repricing will occur without ratification or approval by the shareholders.

If the common stock is listed on a national securities exchange (including The NASDAQ Stock Market) on the date in question, then the market value per share will be not less than the closing price on such exchange on such date, or if there were no sales on such date, then the exercise price will be not less than the mean between the bid and asked prices on such date. If the common stock is traded otherwise than on a national securities exchange on the date in question, then the market value per share will be not less than the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the market value per share will be its fair market value as determined by the Committee, in its sole and absolute discretion. If the date for determining the market value per share is not a trading day, then the market value for such date will be the market value as of the most recent prior day which was a trading day.

SARs.  A SAR is a right that entitles the holder to receive, as the Committee prescribes in the grant, all or a percentage of the difference between (i) the fair market value of the shares of common stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of SARs granted in tandem with options, the exercise price). This difference is payable in cash or common stock or a combination of cash and stock, as designated by the Committee. The exercise price as to any particular SAR may not be less than the fair market value of the optioned shares on the date of grant. A SAR may be granted in tandem with all or part of any Option granted under the 2016 Stock Plan or without any relationship to any Option. A SAR granted in tandem with an ISO must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. For SARs granted in tandem with options, the optionee’s exercise of the SAR cancels the right to exercise the option, and vice versa.

Exercise of Options and SARs.  The exercise of Options and SARs will be subject to such terms and conditions as are established by the Committee in a written agreement between the Committee and the optionee.  In the absence of Committee action to the contrary: (A) an otherwise unexpired ISO shall cease to be exercisable upon (i) an employee’s termination of employment for “just cause” (as defined in the 2016 Stock Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, (iii) the date one year after an employee terminates service due to disability, or (iv) the date two years after termination of such service due to his death, and in each case such shorter period as may be set forth in an award; (B) an unexpired Non-ISO shall be exercisable at any time (but not later than the date on which the Non-ISO would otherwise expire), except where the optionee’s service with the Company terminates as a result of “just cause” or where a director optionee is removed from the board of directors on which he or she serves, in which case Non-ISO will terminate on the date of termination or removal, as the case may be. Notwithstanding the provisions of any Option which provides for its exercise in installments as designated by the Committee, an Option will become immediately exercisable upon the optionee’s death or permanent and total disability. Notwithstanding the provisions of any SAR, upon the death, disability or retirement of the holder of a SAR after achieving the age of 65 and after five years of continuous service: (A) a SAR that is not a performance-based award and that provides for its vesting or exercise in installments or at a future date as designated by the Committee, will be exercisable for that portion of the award as bears the same relation to the total amount of the award as the period of service from the date of grant to the date of death, disability or retirement bears to the period from the date of grant to original date of vesting or exercisability, and (B) a SAR that is a performance-based award, may be exercised for that portion of the award as bears the same relationship to the achievement in respect of the performance-based award standards or conditions, as determined by the Committee in its sole discretion. In no event, however, will any Option or SAR be exercisable after its expiration date, as to fractional shares of common stock or prior to the holder’s satisfaction of any income tax withholding requirements.

A participant may exercise Options or SARs, subject to provisions regarding their termination and limitations on their exercise, only by written notice of intent to exercise with respect to a specified number of shares of common stock, and payment to the Company in cash, in common stock, or a combination of cash and common stock, of the amount of the exercise price for the number of shares with respect to which the Option or SAR is then being exercised. Common stock used in full or partial payment of the exercise price for Options or SARs will be valued at its market value at the date of exercise.

Restricted Stock.  Restricted Stock is an award of shares of common stock that is subject to forfeiture, restrictions against transfer, meeting specific corporate, individual or individual performance or achievement standards or goals, or other conditions or restrictions set forth in an award agreement. The Committee has discretion at the time of making a Restricted Stock grant to determine a period of at least one year and up to ten years during which the shares granted will be subject to restrictions, and the conditions that must be satisfied in order for the shares of restricted stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Committee may condition vesting upon a recipient’s continued employment or upon the recipient’s attainment of specific corporate, divisional, or individual performance or achievement standards or goals. However, the minimum vesting period for Restricted Stock is three years if the vesting is based solely on the passage of time and continued employment, although vesting may occur ratably over such period; and the minimum measurement date for vesting of restricted stock based upon performance criteria is one year. The Committee shall determine the percentage of the award of restricted stock which shall vest in the event of death, disability, or retirement prior to the expiration of the restriction period or the satisfaction of the restrictions applicable to an award of restricted stock. Neither the Committee nor the Board will have the authority, without shareholder approval, to accelerate the vesting period of Restricted Stock other than in the event of a change-in-control of the Company or the death, disability, retirement, or termination of employment of the participant.

Until a recipient’s interest vests, Restricted Stock is nontransferable and forfeitable. Nevertheless, the recipient may be entitled to vote the Restricted Stock and to receive dividends and other distributions made with respect to Restricted Stock grants that are issued subject to forfeiture in the event that the vesting conditions are not met, as opposed to shares that are issued only upon satisfaction of the conditions. To the extent that a recipient becomes vested in Restricted Stock and has satisfied applicable income tax withholding obligations, the Company will deliver unrestricted shares of common stock to the recipient. At the end of the restriction period, the recipient will forfeit to the Company any issued shares of Restricted Stock as to which the recipient did not earn a vested interest during the restriction period, i.e. where the performance-based conditions are not met.

Change in Control.  Notwithstanding the provisions of any award which provide for its exercise or vesting in installments or subject to conditions, all awards, other than awards which are granted to a participant who, at the time of grant is an “executive officer,” will be immediately exercisable and fully vested upon the occurrence of a change in control. For purposes of the 2016 Stock Plan, an “executive officer” is an employee who is designated by the Board of Directors as an executive officer of the Company by the Committee, and will generally include the Company and Bank’s senior management team. Acceleration of vesting of Awards granted to participants who are, at the date of grant, executive officers are subject to the additional condition that a “triggering event” defined below, has occurred.

At the time of a change in control that does not constitute a “transaction”, the participant shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the common stock subject to an Option or SAR over the exercise price of such shares, in exchange for the cancellation of such Options and SARs by the optionee.

In the event of a “change in control” that is a “transaction”, all awards of Options, SARs and Restricted Stock must be surrendered, and with respect to each award surrendered, the Committee will, in its sole and absolute discretion, determine whether the holder of the surrendered award will receive: (1) an award for the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged, together with an appropriate adjustment to the exercise price; (2) the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged in the transaction that are equal in market value to the excess of the market value on the date of the transaction of the shares subject to the Option or SAR, over the exercise price; or (3) a cash payment (from the Company or the successor corporation) in an amount equal to the excess of the market value on the date of the transaction of the shares subject to the Option or SAR over the exercise price.

For purposes of the 2016 Stock Plan, “change in control” means (1) that there has been consummated (i) any consolidation, merger, share exchange, or similar transaction relating to the Company, or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (ii) any sale of all or substantially all of the assets of the Company, other than a transfer of assets to a related person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations; (2) any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of the Company (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person); or (3) over a twelve (12) month period, a majority of the members of the Board are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board in office prior to such appointment or election. Notwithstanding the foregoing, if the event purportedly constituting a change in control does not also constitute a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A, then such event shall not constitute a change in control. “Transaction” means (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets. No adjustment upon a change in control, a “transaction” or otherwise may be made in such a manner as to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs. If, by reason of any such adjustments, an optionee becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares pursuant to the Option before the adjustment was made.

For purposes of the 2016 Stock Plan a “triggering event” means the occurrence of any of the following events with respect to an executive officer: (1) the executive officer’s employment with the Company or the Bank is terminated without just cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a change in control or (ii) within twelve (12) months following consummation of a change in control; (2) within twelve (12) months following consummation of a change in control, the executive officer’s title, duties and or position have been materially reduced such that the executive officer is not in a comparable position (with materially comparable compensation, benefits and responsibilities and is located within twenty-five (25) miles of the executive officer’s primary worksite) to the position he held immediately prior to the change in control, and within thirty (30) days after notification of such reduction such executive officer notifies the Company that such executive officer is terminating employment due to such change, unless such change is cured within thirty (30) days of such notice by providing the executive officer with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of the executive officer’s primary worksite), and executive officer’s employment is in fact terminated; or (3) if within the thirty (30) day period immediately following the first anniversary of the consummation of a change in control, the executive officer gives written notice to the Company that the executive officer is electing to terminate executive officer’s employment, and executive officer’s employment is in fact terminated.

Although these provisions are included in the 2016 Stock Plan primarily for the protection of an employee-participant in the event of a change in control of the Company, they may also be regarded as having a takeover defensive effect, which may reduce the Company’s vulnerability to hostile takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

Restrictions on Transferability.  ISOs, SARs and Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a “qualified domestic relations order.” Non-ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, pursuant to the terms of a “qualified domestic relations order” or, in the sole discretion of the Committee, in connection with a transfer for estate or retirement planning purposes to a trust established for such purposes.

Conditions on Issuance of Shares.  The Committee will have the discretionary authority to impose, in agreements, such restrictions on shares issued pursuant to the 2016 Stock Plan as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. In addition, the Committee may not issue shares unless the issuance complies with applicable securities laws, and to that end may require that an optionee or recipient make certain representations or warranties.

Amendment and Termination of the 2016 Stock Plan. The Board of Directors may from time to time amend the terms of the 2016 Stock Plan and, with respect to any shares at the time not subject to Options, suspend or terminate the 2016 Stock Plan; provided that shareholder approval is required to increase the number of shares subject to the 2016 Stock Plan or to extend the term of the 2016 Stock Plan. No amendment, suspension, or termination of the 2016 Stock Plan will, without the consent of any affected holders of an award, alter or impair any rights or obligations under any award granted prior to any such termination, amendment or suspension.

Federal Income Tax Consequences

ISOs.  An employee recognizes no taxable income upon the grant of ISOs. If the optionee holds the option shares for at least two years from the date the ISO is granted and one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of such ISO is taxed as long term capital gain. However, the difference between the fair market value of the stock at the date of exercise and the exercise price of the ISO will be treated as an item of tax preference in the year of exercise for purposes of the alternative minimum tax. If the employee disposes of the shares before the expiration of either of the special holding periods, the disposition is a “disqualifying disposition.” In this event, the employee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain.

The Company will not be entitled to any deduction for federal income tax purposes as the result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability under the alternative minimum tax. However, if the employee has ordinary income taxable as compensation as a result of a disqualifying disposition, the Company will be entitled to deduct an equivalent amount, subject to federal income tax limitations on annual executive compensation deductions.

Non-ISOs.  In the case of a Non-ISO, the holder will recognize ordinary income upon the exercise of the Non-ISO in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price (or, if the optionee is subject to certain restrictions imposed by the federal securities laws, upon the lapse of those restrictions unless the optionee makes a special tax election within 30 days after the date of exercise to have the general rule apply). Upon a subsequent disposition of such shares, any amount received by the optionee in excess of the fair market value of the shares as of the date of exercise will be taxed as capital gain. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the optionee in connection with the exercise of a Non-ISO.

SARs.  The grant of a SAR has no tax effect on the optionee or the Company. Upon exercise of the SARs, however, any cash or common stock received by the optionee in connection with the exercise of a SAR will be treated as compensation income to the optionee, and the Company will be entitled to a business expense deduction for the amounts treated as such compensation income, subject to federal income tax limitations on annual executive compensation deductions.

Restricted Stock.  The recipient of Restricted Stock will not have taxable income upon grant, except that the recipient may elect to be taxed at the time of grant. Unless an election is made to be taxed as of the time of grant, the recipient of Restricted Stock will have ordinary income at the time of vesting of shares of Restricted Stock. The Company will be entitled to a business expense deduction in the same amount, subject to federal income tax limitations on annual executive compensation deductions.

Vote Required and Board Recommendation

Approval of the proposed 2016 Stock Plan requires the favorable vote of a majority of the votes cast on the proposal. The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the 2016 Stock Plan.

Proposal 4:  Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Stegman & Company (“Stegman”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2016. Stegman has audited the financial statements of the Company since its organization. Representatives of Stegman are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire. Services provided to the Company and its subsidiaries by Stegman in 2015 are described under “Fees Paid to Independent Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee and under the caption “Election of Directors - Committees, Meetings and Procedures of the Board of Directors.” Stegman has announced that effective June 2016,  its partners and employees will join Dixon Hughes Goodman, L.L.P. who will then carry out the audit of the Company’s financial statements for the fiscal year ending December 31, 2016.

Vote Required and Board Recommendation

The affirmative vote of a majority of votes cast on the proposal is required for approval of the ratification of the appointment of the independent registered public accounting firm. If the shareholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Stegman, and may retain Stegman or another firm, without resubmitting the matter to shareholders. The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Stegman as the Company’s independent registered public accounting firm.

Fees Paid to Independent Accounting Firm

Audit Fees

During 2015, the aggregate amount of fees billed to the Company by Stegman for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings was $263,814. In 2014, Stegman billed $228,460 for such services.

Audit–Related Fees

During 2015, the aggregate amount of fees billed to the Company by Stegman for services related to the performance of audit services was $62,750. These services included services in connection with the Company’s securities and regulatory fillings and HUD audits. During 2014, the aggregate amount of fees billed to the Company by Stegman for services related to the performance of audit services was $102,383. These services included services in connection with securities and regulatory filings, and HUD and SBLF audits.

Tax Fees

During 2015, the aggregate amount of fees billed to the Company by Stegman for tax advice, compliance and planning services was $31,825. In 2014, Stegman billed $26,500 for such services.

All Other Fees

No other fees were billed to the Company by Stegman during 2015 or 2014.

None of the engagements of Stegman to provide non-audit services was made pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s Audit Committee charter. Audit services may not be approved under the de minimis exception.

Proposal 5:  Non-Binding Advisory Vote on Executive Compensation

Section 14A of the Securities Act of 1934, added as Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules of the Securities and Exchange Commission adopted thereunder (“Section 14A”), requires that not less than once every three years, a separate, advisory, shareholder resolution to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, must be included in the Company’s proxy materials for the annual meeting. As a result, the Company is providing shareholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement for the 2016 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, which disclosure includes the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the accompanying narratives.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under Section 14A, the vote may not be construed as overruling a decision by the Company or the Board of Directors, changing or implying any change in the fiduciary duties of the Company or the Board of Directors; or creating or implying any additional fiduciary duty of the Company or the Board of Directors.

Shareholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis” including the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosures.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting on the proposal is required for the approval of this resolution. It is expected that all of the shares of the common stock entitled to vote on the proposal over which directors of the Company exercise voting power will be voted for the proposal. We believe our compensation policies are strongly aligned with the long term interests of the Company and its shareholders. As such, the Board of Directors recommends that shareholders vote FOR approval of this non-binding advisory resolution.

Form 10-K Annual Report

The Company will provide, without charge, to any shareholder of record entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a copy of its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, upon the written request of such shareholder. Requests should be directed to Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814. It is also available electronically through www.sec.gov and www.eaglebankcorp.com.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except that: one Form 4 reporting twenty two transactions (all part of a single transaction order executed at multiple prices) for Mr. Goodman and one Form 4 reporting one transaction for each of Mr. Paul and Mr. Pincus, were not filed in a timely manner.

Other Matters

The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 2, 2016. Shareholder proposals for nominations for election as director must be received by the Company no later than January 1, 2017. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors Jane E. Cornett, Corporate Secretary
April 1, 2016

Exhibit A – 2016 Stock Plan

EAGLE BANCORP, INC.

2016 STOCK PLAN

1.     Purpose of the Plan.  The purpose of this Eagle Bancorp, Inc. 2016 Stock Plan (the “Plan”) is to advance the interests of the Company by providing directors and selected employees of the Bank, the Company, and their Affiliates with the opportunity to acquire Shares. By encouraging stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility; to provide additional incentive to directors and selected employees of the Company, the Bank and their Affiliates to promote the success of the business as measured by the value of its shares; and generally to increase the commonality of interests among directors, employees, and other shareholders.

Upon approval of this Plan by shareholders of the Company, the Plan shall replace the Company’s 2006 Stock Option Plan (the “2006 Plan”), which shall be terminated as of that time.  Following such termination, Awards granted under the 2006 Plan shall continue in effect, and shall be subject to the provisions of the 2006 Plan, but no new Awards may be granted under the 2006 Plan.

2.     Definitions.  In this Plan:

(a)       “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company as such terms are defined in Section 424(e) and (f), respectively, of the Code.

(b)       “Agreement” means a written agreement entered into in accordance with Section 5(c).

(c)       “Awards” means, collectively Options, SARs and Restricted Stock, unless the context clearly indicates a different meaning.

(d)       “Bank” means EagleBank.

(e)       “Board” means the Board of Directors of the Company.”

(f)        Bank Board” means the Board of Directors of the Bank.

(g)       Change in Control” means (1) that there have been consummated (i) any consolidation, merger, share exchange, or similar transaction relating to the Company, or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (ii) any sale of all or substantially all of the assets of the Company, other than a transfer of assets to a related person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations; (2) any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of the Company (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person); or (3) over a twelve (12) month period, a majority of the members of the Board are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board in office prior to such appointment or election. Notwithstanding the foregoing, if the event purportedly constituting a Change in Control does not also constitute a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A, then such event shall not constitute a “Change in Control” hereunder.

(h)       “Code” means the Internal Revenue Code of 1986, as amended.

(i)        “Committee” means the Compensation Committee of the Board, or any successor committee thereto, all of the members of which are independent for purposes of service on such committee, as determined under applicable law regulation and the listing requirements of The NASDAQ Stock Market or other national securities exchange on which the Common Stock is listed.

(j)        “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(k)       “Company” means Eagle Bancorp, Inc.

(l)        “Continuous Service” means the absence of any interruption or termination of service as an Employee of the Company or an Affiliate.  Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor.

(m)      “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.

(n)       “Effective Date” means the date on which shareholder approval of the Plan is obtained, provided that such approval is obtained within 12 months of the adoption of this Plan by the Board.

(o)       “Employee” means any person employed by the Company, the Bank, or by an Affiliate, other than in the capacity as a director, advisory director or comparable status, but shall not include any person performing services for the Company, the Bank or any Affiliate as an independent contractor, as a temporary employee or in a similar capacity.

(p)       “Executive Officer” means an Employee who is designated as an executive officer of the Company or the Bank by the Board.

(q)       “Exercise Price” means the price per Subject Share at which an Option or SAR may be exercised.

(r)        “Independent Director” means an independent director as defined for purposes of compensation committee service in the listing standards and regulations of The Nasdaq Stock Market, or if the Company’s Common Stock is primarily traded on a national securities exchange other than The Nasdaq Stock Market (including any level or submarket thereof), then the listing standards and regulations of such other national securities exchange.  Not in limitation of the foregoing, all Independent Directors must be Non-Employee Directors.

(s)       “ISO” means an option to purchase Common Stock that meets the requirements set forth in the Plan, and which is intended to be and is identified as an “incentive stock option” within the meaning of Section 422 of the Code.

(t)        “Market Value” means the fair market value of the Common Stock, as determined under Section 7(b) hereof.

(u)       “Non-Employee Director” means any member of the Board who, at the time discretion under the Plan is exercised, is a “Non-Employee Director” within the meaning of Rule 16b-3.

(v)       “Non-ISO” means an option to purchase Common Stock that meets the requirements set forth in the Plan but which is not intended to be, and is not identified as, an ISO, or an option which meets the circumstances of Section 6(b) hereof.

(w)      “Option” means an ISO or Non-ISO.

(x)       “Outstanding Shares” means the total shares of Common Stock which have been issued and which (a) are not held as treasury shares, and (b) have not been cancelled or retired by the Company.

(y)       “Parent” means any present or future entity which would be a “parent corporation” of the Company as defined in Section 424(e) and Section 424(g) of the Code.

(z)       “Participant” means any person who receives an Award pursuant to the Plan.

(aa)     “Plan” means the Eagle Bancorp, Inc. 2016 Stock Plan.

(bb)     “Performance Based Award” means an Award, the vesting, exercise or retention of which is subject to or based upon specific corporate, divisional or individual performance or achievement standards or goals set forth in an Agreement.

(cc)     “Restricted Stock” means Common Stock that is subject to forfeiture, restrictions against transfer, specific corporate, divisional or individual performance or achievement standards or goals, or other conditions or restrictions set forth in an Agreement.

(dd)     “Retirement” means normal retirement from employment with the Company or any Parent or Subsidiary, after five (5) or more years of Continuous Service or such shorter period as may be specified in an Award, and upon or after achieving the age of 65.

(ee)     “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(ff)       “SAR” means a right to receive all or a specified portion of the increase in value over the Market Value on the date of grant of a specified number of Shares of Common Stock.

(gg)     “Share” means one share of Common Stock.

(hh)     Subject Shares” means Shares subject to an Option, SAR or grant of Restricted Stock granted pursuant to this Plan.

(ii)       “Subsidiary” means any present or future entity which would be a “subsidiary corporation” of the Company as defined in Section 424(f) and Section 424(g) of the Code.

(jj)       “Transaction” means (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets.

(kk)     “Triggering Event” means the occurrence of any of the following events with respect to an Executive Officer:

(i)        Executive Officer’s employment with the Company or the Bank is terminated without Just Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control;

(ii)       Within twelve (12) months following consummation of a Change in Control, the Executive Officer’s title, duties and or position have been materially reduced such that the Executive Officer is not in a comparable position (with materially comparable compensation, benefits and responsibilities and is located within twenty-five (25) miles of the Executive Officer’s primary worksite) to the position he held immediately prior to the Change in Control, and within thirty (30) days after notification of such reduction such Executive Officer notifies the Company that such Executive Officer is terminating employment due to such change, unless such change is cured within thirty (30) days of such notice by providing the Executive Officer with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of the Executive Officer’s primary worksite), and Executive Officer’s employment is in fact terminated; or

(iii)      If within the thirty (30) day period immediately following the first anniversary of the consummation of a Change in Control, the Executive Officer gives written notice to the Company that the Executive Officer is electing to terminate Executive Officer’s employment, and Executive Officer’s employment is in fact terminated.

3.             Term of the Plan and Awards.

(a)       Term of the Plan.  The Plan shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated pursuant to Section 17.  No Award may be granted under the Plan after ten (10) years from the Effective Date.

(b)       Term of Options and SARs.  The Committee shall establish the term of each Option and SAR granted under the Plan. No Option or SAR may have a term that exceeds ten (10) years. No ISO granted to an Employee who owns Shares representing more than ten percent (10%) of the outstanding shares of Common Stock, as determined in accordance with the Code, at the time an ISO is granted may have a term that exceeds five (5) years.

4.             Shares Subject to the Plan.

(a)       General. Except as otherwise required by the provisions of Section 13, the aggregate number of Shares deliverable upon the exercise of Awards shall be 1,000,000.  Subject Shares may either be authorized but unissued Shares or Shares held in treasury to the extent allowed by Maryland law. If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised or become vested in full, the Subject Shares shall be available for the grant of additional Awards under the Plan, unless the Plan shall have been terminated.

(b)       Special Rule for SARs. Not in limitation of the provisions of Section 4(a), the number of Shares with respect to which a SAR is granted, and not the number of Shares delivered upon the exercise of the SAR, shall be charged against the aggregate number of Shares remaining available under the Plan, provided, however, that in the case of a SAR granted in tandem with an Option, under circumstances where the exercise of the Option results in the termination of the SAR, or vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan.  The Shares related to an Option as to which Option rights have been terminated as a result of the exercise of a related SAR shall not be available for the grant of additional Awards.

5.             Administration of the Plan.

(a)       Composition of the Committee.  The Plan shall be administered by the Committee, which shall consist of not less than three (3) members of the Board.  In the absence at any time of a duly appointed Committee, the Plan shall be administered by the members of the Board who are Independent Directors.

(b)       Powers of the Committee.  Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, including but not limited to the corporate, divisional or individual performance or achievement standards or goals of Performance Based Awards, which need not be identical among Participants granted Awards at the same time, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan.  The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time.  A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

(c)       Agreement.  Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement.  The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.  In particular, the Committee shall set forth in each Agreement: (i) the Exercise Price of an Option or SAR; (ii) the number of Shares subject to, and the expiration date of, the Award; (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award; (iv) the restrictions, including Performance Based Awards standards, if any, to be placed upon such Award, or upon Shares which may be issued in respect of such Award; (v) provisions requiring the cancellation, disgorgement and/or recovery by the Company of Awards, shares of Common Stock issuable thereunder, or any proceeds thereof, in the event that the Award was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Chairman of the Committee and such other officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(d)       Effect of the Committee’s Decisions.  All decisions, determinations, and interpretations of the Committee shall be final and conclusive on all persons affected thereby. The Committee’s determination whether a Participant’s Continuous Service has ceased, the effective date thereof, and whether a Performance Based Award standard or condition shall have been met in the event of the Death, Disability or Retirement shall be final and conclusive on all persons affected thereby.

(e)       Indemnification.  In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Option, granted hereunder to the full extent provided for under the Company’s Articles of Incorporation or Bylaws with respect to the indemnification of directors.

6.             Grant of Options.

(a)       General Rule.  The Committee, in its sole discretion, may grant ISO’s or Non-ISOs to Employees of the Company or its Affiliates and may grant Non-ISOs to members of the Board, members of the Bank Board, members of Bank advisory boards, and members of the boards of directors of Affiliates.

(b)       Special Rules for ISOs.  The aggregate Market Value, as of the date the Option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Company, or any Parent or Subsidiary), shall not exceed $100,000.  Notwithstanding the prior provisions of this Section, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitation shall be Options which are Non-ISOs.

(c)       Special Rule for Executive Officers.  Notwithstanding anything to the contrary contained herein, no Option awarded to an Employee who, as of the date of grant of such Option, is an Executive Officer, shall have an initial vesting date (without regard to any provisions providing for the acceleration of vesting of any Award, which shall continue to be operative in accordance with their terms) earlier than the first anniversary of the date of grant.

7.             Exercise Price for Options.

(a)       Limits on Committee Discretion.  The Exercise Price as to any particular Option granted under the Plan shall not be less than the Market Value of the Subject Shares on the date of grant. In the case of an Employee who owns Shares, as determined in accordance with the Code, representing more than 10% of the Company’s Outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Subject Shares at the time the ISO is granted.

(b)       Standards for Determining Market Value.  If the Common Stock is listed on a national securities exchange (including The NASDAQ Stock Market) on the date in question, then the Market Value per Share shall be the closing price on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be not less than the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price.  If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined in good faith by the Committee, in its sole and absolute discretion. If the date for determining the Market Value of the Common Stock is a Saturday, Sunday or other day on which the equity markets are not open for trading, then the Market Value for such date shall be the Market Value per Share determined as of the most recent prior day on which such markets were open.

8.             Exercise of Options.

(a)       Generally.  Any Option shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement.  An Option may not be exercised for a fractional Share. In the event that any adjustment of an Option pursuant to Section 13 or otherwise would result in an Optionee being entitled to exercise for a fractional Share, then upon such adjustment, the number of Shares which may be acquired upon exercise of such Option shall be rounded down to the next whole share, and the Optionee shall not be entitled to any payment, compensation or alternative Award in lieu thereof.

(b)       Procedure for Exercise.  A Participant may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by: (1) notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised.  Each such notice and payment shall be delivered to the administrative agent designated from time to time by the Company, in accordance with procedures established by the Company and agent.  Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise.

(c)       Period of Exercisability-ISOs.  An ISO may be exercised by a Participant only while the Participant is an Employee and has maintained Continuous Service from the date of the grant of the ISO, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee’s Continuous Service terminates by reason of:

(i)        “Just Cause” which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Bank and/or the Company (and, in the absence of any such agreement, means termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant’s rights to exercise such ISO shall expire on the date of such termination;

(ii)       death, then to the extent that the Participant would have been entitled to exercise the ISO immediately prior to his death, such ISO of the deceased Participant may be exercised by the personal representatives of his estate or person or persons to whom his rights under such ISO shall have passed by will or by laws of descent and distribution within two years from the date of his death, or such shorter period as may be set forth in an Agreement, but not later than the date on which the Option would otherwise expire;

(iii)      Disability, then to the extent that the Participant would have been entitled to exercise the ISO immediately prior to his Disability, such ISO may be exercised within one year from the date of such Disability, or such shorter period as may be set forth in an Agreement, but not later than the date on which the ISO would otherwise expire.

(d)       Period of Exercisability-Non-ISOs.  Except to the extent otherwise provided in the terms of an Agreement, a Non-ISO may be exercised by a Participant, or the estate of a Participant, at any time before its expiration date, except if the Participant’s Service terminates by reason of:

(i)        “Just Cause” which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Bank and/or the Company (and, in the absence of any such agreement, means termination because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant’s rights to exercise such Non-ISO shall expire on the date of such termination; or

(ii)       Removal from the Board or the Bank Board pursuant to the respective Articles of Incorporation, or termination of service as an advisory board member for any reason whatsoever then the Participant’s rights to exercise such Non-ISO shall expire on the date of such removal.  Failure to be nominated for reelection or failure to be reelected to the Board at the end of a director’s term shall not constitute a removal.

(e)       Acceleration on Death or Disability.  Notwithstanding the provisions of any Option that provides for its exercise in installments as designated by the Committee, such Option shall become immediately exercisable upon the Participant’s death or Disability.

9.             Stock Appreciation Rights (SARs).

(a)       Granting of SARs. In its sole discretion, the Committee may from time to time grant to Employees SARs either in conjunction with, or independently of, any Options granted under the Plan. A SAR granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the SAR to the extent of the number of shares purchased upon exercise of the Option and, correspondingly, the exercise of the SAR terminates the Option to the extent of the number of Shares with respect to which the SAR is exercised. Alternatively, a SAR granted in conjunction with an Option may be an additional right wherein both the SAR and the Option may be exercised. A SAR may not be granted in conjunction with an ISO under circumstances in which the exercise of the SAR affects the right to exercise the ISO or vice versa, unless the SAR, by its terms, meets all of the following requirements:

(i)        The SAR will expire no later than the ISO;

(ii)       The SAR may be for no more than the difference between the Exercise Price of the ISO and the Market Value of the Shares subject to the ISO at the time the SAR is exercised;

(iii)      The SAR is transferable only when the ISO is transferable, and under the same conditions;

(iv)     The SAR may be exercised only when the ISO may be exercised; and

(v)      The SAR may be exercised only when the Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

(a)       Exercise Price.  The Exercise Price as to any particular SAR shall not be less than the Market Value of the Subject Shares on the date of grant.

(b)       Exercise of SARs.  A SAR granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant, provided that a SAR may not be exercised for a fractional Share. Upon exercise of a SAR, the Participant shall be entitled to receive, without payment to the Company except for applicable withholding taxes, an amount equal to the excess of (or, in the discretion of the Committee if provided in the Agreement, a portion of) the excess of the then aggregate Market Value of the number of Subject Shares with respect to which the Participant exercises the SAR, over the aggregate Exercise Price of such number of Subject Shares. This amount shall be payable by the Company, in the discretion of the Committee as set forth in an Agreement with respect to an Award of SARs, in cash or in Shares valued at the then Market Value thereof, or any combination thereof. The provisions of Section 8(d) regarding the period of exercisability of Options are incorporated by reference herein, and shall determine the period of exercisability of SARs. Not in limitation of the foregoing, unless an Agreement provides that a SAR may be settled only in Shares, a SAR shall be exercisable only on a date certain specified in the Agreement.

(c)       Procedure for Exercising SARs.  To the extent not inconsistent with this Section, the provisions of Section 8(b) as to the procedure for exercising Options are incorporated by reference, and shall determine the procedure for exercising SARs.

(d)       Acceleration of SARs.  Notwithstanding the provisions of any SAR, upon the Death, Disability or Retirement of a Participant, such Participant (or the Participant’s estate) shall be entitled to exercise such SAR:

(i)        that is not a Performance Based Award and that provides for its vesting or exercise in installments or at a future date as designated by the Committee in an Agreement, for that portion of the Award as bears the same relation to the total amount of the Award as the period of service from the date of grant to the date of Death, Disability or Retirement bears to the period from the date of grant to original date of vesting or exercisability;

(ii)       that is a Performance Based Award, for that portion of the Award as bears the same relationship to the achievement in respect of the Performance Based Award Standards or conditions, as determined by the Committee in its sole discretion.

(e)       Repricing of Options or SARs.  Notwithstanding anything herein to the contrary, the Committee shall have the authority to cancel outstanding Options or SARs with the consent of the Participant and to reissue new Options or SARs at a lower Exercise Price equal to the then Market Value per share of Common Stock in the event that the Market Value per share of Common Stock at any time prior to the date of exercise of outstanding Options or SARs falls below the Exercise Price, provided, however, that no such repricing shall be effective unless specifically approved or ratified by the affirmative vote of a majority of the Common Stock present or represented and entitled to vote at a meeting of shareholders duly called and held on a date not later than the date of the next annual meeting of shareholders following such cancellation and reissuance.

10.          Restricted Stock Awards.

(a)       Any Share of Restricted Stock.  Subject to an Award shall be subject to the following terms and conditions, and otherwise to such other terms and conditions as are either applicable generally to Awards or prescribed by the Committee in the applicable Agreement.

(b)       Restriction Period.  At the time of each award of Restricted Stock, there shall be established for the Restricted Stock a restriction period, which shall be no less than 12 months and no greater than 10 years (the “Restriction Period”). Such Restriction Period may differ among Participants and may have different expiration dates with respect to portions of shares of Restricted Stock covered by the same Award. In no event (i) may the goal or standard measurement date for a Performance Based Award of Restricted Stock be less than one year from the date of grant; or (ii) may the Restriction Period for any other award of Restricted Stock be less than 3 years, provided that restrictions may terminate ratably over the vesting period.

(c)       Vesting Restrictions.  The Committee shall determine the restrictions applicable to the award of Restricted Stock, including, but not limited to, requirements of Continuous Service for a specified term, or, for Performance Based Awards of Restricted Stock, the attainment of specific corporate, divisional, or individual performance or achievement standards or goals, which restrictions may differ with respect to each Participant granted an Award of Restricted Stock at the same time. The Agreement shall provide for forfeiture of Shares covered thereby if the specified restrictions are not met during the Restriction Period.  Awards of Restricted Stock may provide for the issue of Shares upon grant, subject to forfeiture if the specified restrictions are not met, or for the issuance of Shares only upon the achievement of the restrictions at the end of the Restricted Period or upon the achievement of the performance standards or goals, subject to earlier vesting as provided herein.

(d)       Vesting upon Death, Disability, or Retirement.  The Committee shall set forth in the Agreement the percentage of the Award of Restricted Stock, if any, which shall vest in the Participant in the event of death, Disability, or Retirement prior to the expiration of the Restriction Period or the satisfaction of the restrictions applicable to an award of Restricted Stock.

(e)       Acceleration of Vesting.  Notwithstanding the Restriction Period and the restrictions imposed on the Restricted Stock, as set forth in any Agreement, the Committee may shorten the Restriction Period or waive any restrictions, if the Committee concludes that it is in the best interests of the Company to do so, provided that any such actions not done in connection with a Change in Control or the death, Disability, Retirement, or termination of employment or service of a Participant shall not be effective unless specifically approved or ratified by the affirmative votes of the holders of a majority of the Common Stock present or represented and entitled to vote at a meeting duly held on date no later than the next annual meeting of shareholders.

(f)        Ownership; Voting.  Where stock certificates are issued in respect of Restricted Stock Awards awarded hereunder, which are subject to forfeiture if the restrictions are not satisfied, such certificates shall be registered in the name of the Participant, whereupon the Participant shall become a shareholder of the Company with respect to such Restricted Stock and shall, to the extent not inconsistent with express provisions of the Plan, have all the rights of a shareholder, including but not limited to the right to vote and to receive all dividends paid on such Shares, and the certificates shall be deposited with the Company or its designee, together with a stock power endorsed in blank, and the following legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture:

(i)        “The transferability of this certificate and the shares of stock represented thereby are subject to the terms and conditions (including forfeiture) contained in the Eagle Bancorp, Inc. 2016 Stock Plan, and an agreement entered into between the registered owner and Eagle Bancorp, Inc. Copies of such Plan and Agreement are on file in the offices of the Secretary of Eagle Bancorp, Inc.”

(ii)       Where an Award of Restricted Stock is subject to issuance upon the achievement of Performance Based Award standards or goals or other conditions, no certificates shall be issued until satisfaction of such conditions.

(g)       Lapse of Restrictions.  At the expiration of the Restricted Period applicable to the Restricted Stock, or upon the satisfaction of conditions to receipt of the Restricted Stock, as applicable, the Company shall deliver to the Participant, or the legal representative of the Participant’s estate, or if the personal representative of the Participant’s estate shall have assigned the estate’s interest in the Restricted Stock, to the person or persons to whom his rights under such Restricted Stock shall have passed by assignment pursuant to his will or to the laws of descent and distribution, the stock certificates deposited with it or its designee and as to which the Restricted Period has expired and the requirements of the restrictions have been met. If a legend has been placed on such certificates, the Company shall cause such certificates to be reissued without the legend.

(h)       Forfeiture of Restricted Stock.  The Agreement shall provide for forfeiture of any Restricted Stock which is not vested in the Participant or for which the restrictions have not been satisfied during the Restriction Period.

11.  Conditions Upon Issuance of Shares.

(a)       Compliance with Securities Laws.  Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any securities exchange upon which the Shares may then be listed. The Plan is intended to comply with Rule 16b-3, and any provision of the Plan than the Committee determines in its sole and absolute discretion to be inconsistent with said Rule shall, to the extent of such inconsistency, be inoperative and null and void, and shall not affect the validity of the remaining provisions of the Plan.

(b)       Special Circumstances.  The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares.  As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in the Award to make such representations and warranties as the Committee determines may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

(c)       Committee Discretion.  The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

(d)       Compliance with Section 409A.  It is intended and anticipated that Awards under the Plan will not be subject to the requirements of Code Section 409A. However, to the extent that Code Section 409A does apply to an Award, the Plan is intended to comply with Code Section 409A, and official guidance issued thereunder, and thus avoid the imposition of any excise tax and interest on any Participant pursuant to Code Section 409A(a)(1)(B). Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent, and any inconsistent provision of any Award or Agreement shall be deemed to be modified accordingly as the Committee shall determine in its sole discretion and without further consent of the affected Participant; provided that the Company shall have no liability whatsoever to any Participant or any other person in the event that any Award is determined to be subject to, and is not in compliance with, Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, any Award or vesting, issuance or payment of an Award hereunder or any Agreement that is considered “nonqualified deferred compensation” that is to be made to a Participant while such Participant is a “specified employee”, in each case as defined and determined for purposes of Section 409A, within six months following such Participant’s “separation from service” (as determined in accordance with Section 409A), then to the extent that such Award, vesting, issuance or payment of an Award is not otherwise permitted under Section 409A, such Award, vesting, issuance or payment of an Award shall be delayed and shall be effected on the first business day of the seventh calendar month following the Participant’s separation from service, or, if earlier upon Participant’s death.

13.          Effect of Changes in Control and Changes in Common Stock Subject to the Plan.

(a)           Effects of Change in Control.  Subject to the provisions of subsection (b) of this Section:

(i)        Notwithstanding the provisions of any Award that provides for its exercise or vesting in installments, all Awards shall be immediately exercisable and fully vested upon a Change in Control, and all conditions to the vesting, exercise or receipt of an Award or Shares subject to an Award shall be deemed to be satisfied.

(ii)       At the time of a Change in Control which does not constitute a Transaction, in the discretion of the Committee, any or all outstanding Options and/or SARs may be cancelled, in exchange for which cancellation the Participant shall receive payment in cash or Shares in an amount equal to the excess of the Market Value at the time of the Change in Control of the Shares subject to such Option and/or SAR over the Exercise Price of such Options or SAR (or in the event that the terms of any SAR limit the maximum payment pursuant to such SAR, such maximum amount).

(iii)      In the event there is a Change in Control that constitutes a Transaction, all outstanding Awards.

(iv)      Shall be surrendered with respect to each such Award so surrendered, the Committee shall in its sole and absolute discretion determine whether the holder of each such Award so surrendered shall receive:

¡      for each Share then subject to an Award, an Award for the number and kind of shares (or amount of cash or other property, or combination thereof)into which each Outstanding Share (other than Shares held by dissenting stockholders) is changed or exchanged, together with an appropriate adjustment to the Exercise Price in the case of Options and SARs; or

¡      the number and kind of shares (or amount cash or other property, or combination thereof) into which each Outstanding Share (other than Shares held by dissenting stockholders) is changed or exchanged in the Transaction that are equal in market value to the Market Value of the Shares subject to the Award, and in the case of Options or SARS, the excess of the Market Value on the date of the Transaction of the over the Exercise Price of the Option or SAR; or

¡      a cash payment (from the Company or the successor corporation), in an amount equal to the excess of the Market Value on the date of the Transaction of the Shares subject to the Award, over the Exercise Price of the Option or SAR.

(b)           Additional Requirement for Awards to Executive Officers.  Notwithstanding the provisions of subsection (a) of this Section (a) of this Section, an Award granted to an Employee who is, at the grant date of the Award, an Executive Officer, shall not have its exercisability or vesting accelerated, have its Performance Based Award restrictions waived, or be cancelled in exchange for a payment in cash or stock, unless a Triggering Event shall have occurred.

(c)           Recapitalizations; Stock Splits, Etc.  The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company

(d)           Special Rule for ISOs.  Any adjustment made pursuant to subsections (a)(3)(A) or (B) of this Section shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

(e)           Conditions and Restrictions on New, Additional, or Different Shares or Securities.  If, by reason of any adjustment made pursuant to this Section, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

(f)            Other Issuances.  Except as expressly provided in this Section, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

14.          Non-Transferability of Awards.

(a)           ISOs, SARs and Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).

(b)           Non-ISO’s may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder), or, in the sole discretion of the Committee, in connection with a transfer for estate or retirement planning purposes to a trust established for such purposes.

15.          Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a relatively short time period after the date of such action by the Committee.

16.          Modification of Awards.  Subject to the provisions of Section 10, at any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder.

17.          Amendment and Termination of the Plan.  The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan; provided that shareholder approval shall be required to increase the number of Shares subject to the Plan provided in Section 4 or to extend the term of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

18.          Reservation of Shares.  The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

19.          Withholding Tax.  The Company’s obligation to deliver Shares upon exercise or vesting of Awards (or such earlier time that the Participant makes an election under Section 83(b) of the Code) shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations.  The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he already owns, having a value equal to the amount required to be withheld. The value of Shares to be withheld, or delivered to the Company, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined.  As an alternative, the Company may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

20.          No Employment or Other Rights.  In no event shall a Participant’s eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Director or Employee or any other party to continue service with the Company, the Bank, or any Affiliate of such corporations.  No member of the Board, Bank Board, or board of directors of any Affiliate shall have a right to be granted an Award or, having received an Award, the right to be granted an additional Award.

21.          Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent that federal law shall be deemed to apply.

Exhibit B – Proposed Amendments to the Bylaws

If the proposed amendment to the Articles of Incorporation is approved by shareholders at the meeting, then upon its effectiveness after filing with the Maryland State Department of Assessments and Taxation, the following amendments to the Company’s bylaws would become effective:

Article II, Section 2, would be amended and restated to read in its entirety as follows:

SECTION 2. Number, Term and Election

(a)       The maximum number of directors is fixed by the Corporation’s Articles of Incorporation and may be altered only by amendment thereto.  The minimum number of directors shall be three (3). Directors shall be elected to serve a term of office of one (1) year, until the next Annual Meeting of Shareholders to be held after their election, until their respective successors shall be elected and qualified, or until their prior death, resignation, retirement, disqualification or removal from office.

(b)       The Board of Directors may, by a vote of a majority of the directors then in office, between Annual Meetings of Shareholders, increase or decrease the membership of the Board of Directors within such limits, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Where any vacancy on the Board of Directors is filled by the action of the Board of Directors, the director so elected or appointed shall serve a term of office extending until the next Annual Meeting of Shareholders to be held after their election or appointment, until their respective successors shall be elected and qualified, or until their prior death, resignation, retirement, disqualification or removal from office.

(c)       If, in any election of directors in which the number of nominees is equal to or less than the number of directors to be elected (an “Uncontested Election”), a nominee (including a currently serving director nominated for reelection) does not receive more votes cast for such nominee’s election than against such nominee’s election, counting votes against such nominee’s election or for which voting authority for such nominee’s election is expressly withheld, but not including unvoted shares or abstentions (a “Majority Vote For Election”), then such nominee shall immediately after the certification of the shareholder vote relating to the election, submit his or her resignation, subject to acceptance or declination by the Board of Directors, as described in Article II, Section 10 of these bylaws, to be effective upon the first to occur of (i)  acceptance by the Board of Directors or (ii) 120 days after the date of such notice. No resignation shall be required to be submitted in the event a nominee does not receive a Majority Vote For Election in an election which is not an Uncontested Election.”

; and

Article II, Section 10 of the Bylaws be amended and restated to read in its entirety as follows:

SECTION 10.  Resignation

(a)       Any director may resign at any time by sending a written notice of such resignation to the principal office of the Corporation addressed to the Chairman of the Board of Directors, the President, or the Secretary.  Unless otherwise specified therein or herein, such resignation shall take effect upon acceptance thereof by the Board of Directors.

(b)       If a nominee for election or reelection as a director in an Uncontested Election does not receive a Majority Vote For Election but has received a plurality of the votes cast in the election for director, then such nominee shall immediately after the certification of the shareholder vote relating to the election submit to the Corporation, such nominee’s irrevocable written resignation from the Board of Directors of the Corporation and all committees of which

B-1

such nominee is then a member, which shall state that it shall be effective upon the first to occur of (i)  acceptance by the Board of Directors or (ii) 120 days after the date on which a Majority Vote for Election was not received (“Conditional Resignation”). The Board of Directors may require prospective nominees for election or reelection as director to deliver a Conditional Resignation as a requirement for nomination.  If a Conditional Resignation has been delivered as a requirement for nomination, then such Conditional Resignation shall be deemed to have been submitted immediately following the certification by the inspector of elections that such nominee did not receive a Majority Vote For Election, and no additional submission shall be required.

(c)       In the event that a Conditional Resignation is submitted by a director who does not receive a Majority Vote For Election, the Board of Directors will accept or reject the Conditional Resignation no later than 120 days following certification of the shareholder vote at the meeting at which the election occurred (the “Meeting Date.). Any director who submits his or her Conditional Resignation pursuant to this provision will not participate in the consideration of the Board of Directors or any committee of the Board of Directors, regarding whether to accept or reject the Conditional Resignation. If one or more Conditional Resignations are accepted by the Board of Directors, the Board of Directors will consider whether to fill such vacancy or vacancies or to reduce the size of the Board of Directors.

The Board of Directors shall act on the resignation after having received the oral or written report and recommendation of the Governance and Nominating Committee (or successor committee). The Board of Directors and Governance and Nominating Committee may consider any factor they deem relevant in deciding whether to accept the Conditional Resignation.

Promptly, and in any event not more than four (4) business days, after having made a determination to accept or decline a Conditional Resignation, the Board of Directors shall disclose its decision to accept a Conditional Resignation, or the reasons for declining the Conditional Resignation, in a Current Report on Form 8-K (or successor report) filed with the Securities and Exchange Commission.”

B-2

PROXY

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Steven Fanaroff and Bruce H. Lee and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Eagle Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on May 12, 2016 at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland 20814 at 10:00 A.M. Eastern Daylight Time and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all of the nominees set forth on the reverse side, FOR the proposal to approve the amendment to the Articles of Incorporation, FOR the proposal to approve the 2016 Stock Plan, FOR the proposal to ratify the appointment of the independent registered public accounting firm, and FOR the resolution approving the Company’s named executive officer compensation. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held May 12, 2016

The Proxy Statement, our Annual Report on Form 10-K for the year ended

December 31, 2015 and our Report to Shareholders are available at http://viewproxy.com/eaglebankcorp/2016/

The Board of Directors recommends a vote FOR the listed nominees, FOR Proposals 2, 3, 4 and 5.	Please mark your votes like this

1. Election of Directors

2. Proposal to amend the Articles of Incorporation to provide for Majority Voting in the Election of Directors.

☐ FOR           ☐ AGAINST          ☐ ABSTAIN

3. Proposal to adopt the 2016 Stock Plan

☐ FOR           ☐ AGAINST          ☐ ABSTAIN

4. Proposal to ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm.

☐ FOR           ☐ AGAINST          ☐ ABSTAIN

5.    Non-binding advisory resolution approving the compensation of our executive officers

☐ FOR           ☐ AGAINST          ☐ ABSTAIN

I plan on attending the meeting ☐

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose tittle is stated.

01 – Leslie M. Alperstein	FOR ☐	WITHHOLD ☐

02 – Dudley C. Dworken	FOR ☐	WITHHOLD ☐

03 – Harvey M. Goodman	FOR ☐	WITHHOLD ☐

04 – Ronald D. Paul	FOR ☐	WITHHOLD ☐

05 – Robert P. Pincus	FOR ☐	WITHHOLD ☐

06 – Norman R. Pozez	FOR ☐	WITHHOLD ☐

07 – Donald R. Rogers	FOR ☐	WITHHOLD ☐

08 – Leland M. Weinstein	FOR ☐	WITHHOLD ☐

Date:
(mm/dd/yyyy)

Signature

Signature (if held jointly)

      ☐ Change of Address — Please print new address above.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 11, 2016.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to
vote your proxy. Have your proxy
card available when you call.
Follow the voting instructions to
vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.